                                                                    EXHIBIT 10



                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                         DIGITAL EQUIPMENT CORPORATION,

                                ON THE ONE HAND,

                                       AND

                               INTEL CORPORATION,

                                ON THE OTHER HAND


                               DATED MARCH 6, 1998




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                                    TABLE OF CONTENTS
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                                                                                                               PAGE
                                                                                                               ----

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ARTICLE I  DEFINITIONS............................................................................................1

          1.01. Definitions.......................................................................................1

          1.02. Index of Other Defined Terms......................................................................7

ARTICLE II  PURCHASE AND SALE.....................................................................................8

          2.01. Purchased Assets..................................................................................8

          2.02. Excluded Assets...................................................................................9

          2.03. Assumption of Liabilities........................................................................10

          2.04. Excluded Liabilities.............................................................................10

          2.05. Assignment of Contracts and Rights...............................................................11

          2.06. Purchase Price...................................................................................11

          2.07. Closing..........................................................................................12

          2.08. Adjustment to Initial Purchase Price.............................................................13

          2.09. Reimbursement for Losses on Disposition of Purchased Assets......................................13

          2.10. Dual Use Assets..................................................................................14

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER............................................................15

          3.01. Existence and Good Standing......................................................................15

          3.02. Authorization and Enforceability.................................................................15

          3.03. Governmental or Other Authorization by Seller's Subsidiaries.....................................15

          3.04. Non-Contravention................................................................................15

          3.05. Undisclosed Liabilities; Books and Records.......................................................16

          3.06. Absence of Certain Changes.......................................................................16

          3.07. Properties: Material Leases; Tangible Assets.....................................................16

          3.08. Additional Capital Equipment.....................................................................17

          3.09. Inventories......................................................................................17

          3.10. Litigation.......................................................................................17
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          3.11. Material Contracts...............................................................................17

          3.12. Permits; Required Consents.......................................................................18

          3.13. Compliance with Applicable Laws..................................................................18

          3.14. Intellectual Property............................................................................18

          3.15. Environmental Compliance.........................................................................21

          3.16. Insurance........................................................................................21

          3.17. Tax Matters......................................................................................22

          3.18. Sufficiency of and Title to the Purchased Assets.................................................22

          3.19. Product Warranties...............................................................................22

          3.20. Backlog..........................................................................................23

          3.21. Supplier Relationships...........................................................................23

          3.22. Representations Regarding Real Property..........................................................23

          3.23. Full Disclosure..................................................................................24

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................................................24

          4.01. Existence and Good Standing......................................................................24

          4.02. Authorization and Enforceability.................................................................24

          4.03. Governmental or Other Authorization..............................................................24

          4.04. Non-Contravention................................................................................24

          4.05. Litigation.......................................................................................25

          4.06. Compliance with Applicable Laws..................................................................25

          4.07. Projections......................................................................................25

ARTICLE V  COVENANTS OF SELLER...................................................................................25

          5.01. Operation of Business Prior to Closing...........................................................25

          5.02. No Continuing Negotiations.......................................................................27

          5.03. Notices of Certain Events........................................................................27

          5.04. Supplier Customer Introductions..................................................................27

          5.05. Transfer of Permits..............................................................................28
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          5.06. Certificate of Performance by Seller.............................................................28

          5.07. Transfer of Tangible Media.......................................................................28

          5.08. Release of Moral Rights..........................................................................28

ARTICLE VI  COVENANTS OF PURCHASER...............................................................................29

          6.01. Notices of Certain Events........................................................................29

          6.02. Use of Name......................................................................................29

          6.03. Certificate of Performance by Purchaser..........................................................29

ARTICLE VII  COVENANTS OF ALL PARTIES............................................................................30

          7.01. Efforts to Close; Certain Filings................................................................30

          7.02. Further Assurances...............................................................................30

          7.03. Public Announcements.............................................................................31

          7.04. Tax Matters......................................................................................31

          7.05. Allocation of Purchase Price.....................................................................32

          7.06. Confidentiality..................................................................................32

          7.07. Access to Information............................................................................32

          7.08. Lease Agreement and Transition Services Agreement................................................33

          7.09. Knowing Misrepresentation or Omission............................................................33

          7.10. Environmental Matters............................................................................33

ARTICLE VIII  CONDITIONS TO CLOSING..............................................................................34

          8.01. Conditions to Obligations of Purchaser...........................................................34

          8.02. Conditions to Obligations of Seller..............................................................34

ARTICLE IX  INDEMNIFICATION......................................................................................35

          9.01. Agreement to Indemnify...........................................................................35

          9.02. Indemnification Payments and Survival............................................................36

          9.03. Claims for Indemnification.......................................................................37

          9.04. Defense of Claims................................................................................37

ARTICLE X  TERMINATION...........................................................................................38
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          10.01. Grounds for Termination.........................................................................38

          10.02. Effect of Termination...........................................................................38

ARTICLE XI  MISCELLANEOUS........................................................................................38

          11.01. Notices.........................................................................................38

          11.02. Amendments; Waivers.............................................................................40

          11.03. Expenses........................................................................................40

          11.04. Successors and Assigns..........................................................................40

          11.05. Governing Law...................................................................................40

          11.06. Counterparts; Effectiveness.....................................................................40

          11.07. Entire Agreement; Survival of Settlement Agreement..............................................41

          11.08. Captions........................................................................................41

          11.09. Severability....................................................................................41

          11.10. Construction....................................................................................41

          11.11. Dispute Resolution..............................................................................41

          11.12. Submission to Jurisdiction; Agent for Service...................................................41

          11.13. Meaning of Include and Including................................................................42

          11.14. Third Party Beneficiaries.......................................................................42

          11.15. Confidentiality.................................................................................42
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                                    EXHIBITS
                                    --------

Exhibit 1.01A              Form of Assignment of Assumption Agreement
Exhibit 1.01B              Form of Bill of Sale
Exhibit 1.01C              Form of Human Resources Agreement
Exhibit 1.01D(1)           Form of Asset Purchase Agreement
Exhibit 1.01D(2)           Form of Real Estate Purchase Agreement
Exhibit 1.01E              Form of License Agreement
Exhibit 1.01F              Form of Sales Agreement
Exhibit 1.01G              Form of Supply Agreement


                                    SCHEDULES
                                    ---------

Schedule 1.01              Permitted Liens
Schedule 2.01(a)           Real Property Legal Description
Schedule 2.01(b)           Inventory
Schedule 2.01(d)           Equipment
Schedule 2.01(f)           Prepaid Expenses
Schedule 2.01(h)           Assumed Contracts
Schedule 2.01(l)           Software Tools Used in Business
Schedule 2.02(b)           Excluded Contracts
Schedule 2.06(a)(1)        Seller's Application of GAAP
Schedule 2.06(a)(2)        Purchaser's Inventory Valuation Practices
Schedule 2.06(a)(3)        Unaudited Statement as of December 26, 1997
Schedule 3.01              Location of Purchased Assets
Schedule 3.03              Governmental Authorizations
Schedule 3.04              Non-Contravention Exceptions
Schedule 3.05(a)           Liabilities of Seller
Schedule 3.06              Absence of Certain Changes
Schedule 3.07(c)           Personal Property Leases
Schedule 3.08              Capital Equipment or Order at 10/27/97
Schedule 3.10              Litigation
Schedule 3.11(a)           Material Contracts
Schedule 3.11(c)           Largest Suppliers
Schedule 3.12(a)           Permits
Schedule 3.12(b)           Required Consents
Schedule 3.14(b)           Trademarks
Schedule 3.14(c)           Patents
Schedule 3.14(d)           Copyrights and Mask Work Rights
Schedule 3.14(f)           Intellectual Property Assets Contracts
Schedule 3.14(h)           Infringement Generally
Schedule 3.14(i)           Software Tools
Schedule 3.15(a)           Environmental Permits
Schedule 3.15(c)           Environmental Events or Reports

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Schedule 3.16            Insurance Policies
Schedule 3.17            Tax Matters
Schedule 3.19            Product Warranties
Schedule 3.20            Backlog
Schedule 3.21            Material Disagreement or Change with Material Customers
Schedule 3.22(b)         Representations Regarding Real Property
Schedule 3.22(f)(1)      Hudson, Massachusetts Title Commitment
Schedule 4.03            Governmental Authorizations
Schedule 4.04            Required Consents
Schedule 7.10            Summary of Identified Environmental Contamination

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT, dated as of March 6, 1998 (the "Agreement"), is by and between Digital Equipment Corporation, a Massachusetts corporation, ("Seller"), and Intel Corporation, a Delaware corporation ("Purchaser"). All capitalized terms have the meanings ascribed to such terms in Article I or as otherwise defined herein.

                              W I T N E S S E T H:

     WHEREAS, Purchaser and Seller entered into a Settlement Agreement dated October 27, 1997 (the "Settlement Agreement"); and

     WHEREAS, pursuant to the Settlement Agreement,

     (i) Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, substantially all of the assets used in the Business; and

     (ii) Purchaser has agreed to assume certain Liabilities relating to the Business in connection with such purchase of such assets; and

     (iii) Purchaser has agreed to license from Seller, and Seller has agreed to license to Purchaser, certain Intellectual Property Rights not included in such assets to be sold to Purchaser;

     (iv) Seller has agreed to lease from Purchaser, and Purchaser has agreed to lease to Seller, certain real property and improvements included in such assets to be sold to Purchaser; and

     WHEREAS, the Settlement Agreement provides for Purchaser and Seller to further document the above;

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.01. DEFINITIONS. The following terms, as used herein, have the following meanings:

     "Acquisition Documents" means this Agreement, the Bill of Sale, the Real Property Deeds, the Assumption Agreement, the License Agreement, the Lease Agreement, the Human Resources Agreement, the Transition Services Agreement, the Israeli Asset Purchase Agreements and any other document or agreement executed in connection with any of the foregoing, together with any Exhibits and Schedules thereto, and in each case as modified, amended, supplemented, restated or renewed from time to time.

     "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

     "Alpha" means the semiconductor product family owned by Seller and branded under the trade name Alpha, which is designed, developed, manufactured and marketed by Seller.

     "Alpha Assets" means the assets of Seller used in the Alpha Operations including, but not limited to, all Alpha Products, all Alpha Products finished goods inventory, all hardware and software tools principally relating to Alpha or used principally by Alpha Employees, all Alpha IP Assets, and all other intangible property principally relating to Alpha Products and all other assets principally relating to the Alpha Operations.

     "Alpha IP Assets" means the Intellectual Property Rights (as defined in
Section 3.14(a)(i)) relating to Alpha.

     "Alpha Operations" means the business of designing, developing and marketing Alpha Products as conducted by Seller.

     "Alpha Product" means any semiconductor product or device previously or currently manufactured and marketed or currently under development by Seller that is part of Alpha, together with associated software and packaging.

     "Ancillary Agreements" means the Patent Cross License between Seller and Purchaser attached as Exhibit C to the Settlement Agreement, the Purchaser Release attached as Exhibit D to the Settlement Agreement, the Seller Release attached as Exhibit E to the Settlement Agreement, the Supply Agreement and the Sales Agreement.

     "Applicable Law" means, with respect to any Person, any federal, state, local or foreign statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment or decree of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents.

     "Associate" or "Associated With" means, when used to indicate a relationship with any Person, (a) any other Person of which such first Person is an officer, director or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, partnership or membership interests or other comparable ownership interests issued by such other Person, (b) any trust or other estate in which such first Person has a ten percent (10%) or more beneficial interest or as to which such first Person serves as trustee or in a similar fiduciary capacity and (c) any relative or spouse of such first Person who has the same home as such first Person.

     "Assumption Agreement" means that certain Assignment and Assumption Agreement dated as of the Closing Date, to be executed by Purchaser, and, as Seller shall reasonably request, by appropriate subsidiaries of Purchaser in favor of Seller, in substantially the form attached hereto as EXHIBIT 1.01A.

     "Bill of Sale" means that certain Bill of Sale dated as of the Closing Date, to be executed by Seller, and, as Purchaser shall reasonably request, by appropriate subsidiaries of Seller, in favor of Purchaser, in substantially the form attached hereto as EXHIBIT 1.01B.

     "Books and Records" means with respect to any Person, all files, documents, instruments, papers, books and records of such Person's operations, affairs, financial condition, results of operations, prospects, assets or Liabilities, including financial statements, letters from accountants and auditors, budgets, pricing guidelines, journals, deeds, title policies, contracts, licenses, customer lists, Permits, computer files and programs, retrieval programs, operating data and plans, projections, forecasts and environmental studies and plans but excludes personnel records, including, without limitation, employees' medical records and information, and information relating to employees' job performance.

     "Business" means the semiconductor manufacturing business as currently conducted by Seller, including all products and aspects of such business under current research or development, but excluding the Alpha Operations and all Alpha Assets.

     "Business Day" means each day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to close.

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     "Closing Date" means the date of the Closing.

     "Contracts" means all written contracts, agreements, options, leases, licenses, sales and purchase orders, warranties, commitments and other instruments of any kind, to which either Seller is a party or is otherwise bound and which relate to the Business or the Purchased Assets.

     "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, Liabilities, judgments, awards, fines, response costs, sanctions, Taxes, penalties, charges and amounts paid in settlement, including (a) interest on cash disbursements in respect of any of the foregoing at the Reference Rate in effect from time to time, plus two percent (2%), compounded quarterly, from the date each such cash disbursement is made until the date the Person incurring such cash disbursement shall have been indemnified in respect thereof and (b) reasonable out-of-pocket costs, fees and expenses (including costs, fees and expenses of attorneys, accountants and auditors and other agents of, or other Persons retained by, such Person).

     "Environmental Law" means any federal, state, interstate or local law, regulation, rule, requirement, administrative interpretation, directive, judgment, decree, order, permit, license or Applicable Law pertaining to the protection of human health, safety or the environment, including, but not limited to, the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act and the Toxic Substances Control Act ("TSCA").

     "Equipment" means all machinery, equipment, furniture, office equipment, communications equipment, computer equipment, vehicles, spare and replacement parts, fuel and other tangible personal property (and interests in any of the foregoing), of the Business.

     "GAAP" means generally accepted accounting principles in the United States of America applied on a consistent basis.

     "Governmental Approval" means an authorization, consent, approval, permit or license issued by, or a required registration or filing with, any Governmental Authority.

     "Governmental Authority" means any foreign or domestic federal, state or local governmental authority, or any political or other subdivision, department or branch of any of the foregoing , or any regulatory, administrative or governmental agency, or any court or the New York Stock Exchange or the National Association of Securities Dealers.

     "Hazardous Substance" means any substance or material (a) the presence or potential presence of which requires reporting, the preparation of a plan, an investigation or remediation under any Environmental Law, (b) that is defined as a "hazardous waste", "hazardous material" or "hazardous substance" under any Environmental Law, (c) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting jurisdiction over Seller, the Business, or (d) that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs) or asbestos.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "HSR Filings" means the filings made under the HSR Act by Seller and Purchaser in respect of Seller's sale and Purchaser's purchase of the Purchased Assets.

     "Human Resources Agreement" means that certain Human Resources Agreement dated as of the Closing Date between Purchaser and Seller, in the form attached hereto as EXHIBIT 1.01C.

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     "Indemnifying Party" means (a) with respect to any Purchaser Indemnitee asserting a claim under this Agreement, Seller and (b) with respect to any Seller Indemnitee asserting a claim under this Agreement, Purchaser.

     "Indemnitee" means (a) with respect to any Seller Indemnitee asserting a claim under Article IX of this Agreement, such Seller Indemnitee and (b) with respect to any Purchaser Indemnitee asserting a claim under this Agreement, such Purchaser Indemnitee.

     "Intellectual Property Claims" means all claims by Purchaser with respect to an inaccuracy or misrepresentation in the representations and warranties of
Section 3.14 or a breach of the License Agreement.

     "IRS" means the Internal Revenue Service.

     "Israeli Asset Purchase Agreements" means that certain Asset Purchase Agreement dated as of the Closing Date and that certain Real Estate Purchase Agreement dated as of the Closing Date between Digital Equipment (DEC) Technical Center (Israel) Ltd. and Intel Israel (74) Ltd., in substantially the forms attached hereto as EXHIBIT 1.01D(1) and EXHIBIT 1.01D(2), respectively.

     "Knowledge" means, with respect to any Person, the actual knowledge of such Person, after reasonable inquiry. Without limiting the generality of the foregoing, with respect to any Person that is a corporation, limited liability company, partnership or other business entity, actual knowledge shall be deemed to include the actual knowledge of the management employees of such Person having responsibility, both day to day and supervisory, for the area of operation of the business or the financial or legal matters to which the issue of knowledge relates under the terms of this Agreement.

     "Lease Agreement" means the assignment, sublease or other arrangement dated as of the Closing Date between Purchaser, as lessor, and Seller, as lessee.

     "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

     "License Agreement" means that certain License Agreement dated as of the Closing Date between Seller, as licensor, and Purchaser, as licensee, in the form attached hereto as EXHIBIT 1.01E.

     "Lien" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, encumbrance or hypothecation in respect of such asset.

     "Material Adverse Effect" means, (i) with respect to any Person, a change in, or effect on, or group of such changes in or effects on, the operations, financial condition or results of operations, assets or Liabilities of the Person, taken as a whole, that results in a material adverse effect on, or a material adverse change in, the operations, financial condition, results of operations, assets or Liabilities of such Person, taken as a whole, excluding adverse changes in the general economy; and (ii) with respect to the Business and the Purchased Assets, a change in, or effect on, or group of such changes in or effects on, the Business and the Purchased Assets, taken as a whole, that results in a material adverse effect on, or a material adverse change in, the operations of the Business and the value of the Purchased Assets, taken as a whole, excluding adverse changes in the general economy.

     "Non-Alpha Products" means any semiconductor product or device currently manufactured, marketed or under development by Seller as part of or in connection with the Business, excluding Alpha Products, together with associated software and packaging.

     "Non-Alpha Transferred IP Assets" means Seller's rights (subject to Seller's prior, existing licenses) in the know how, trade secrets, copyrights, and mask works embodied in the Non-Alpha technology (which for purposes of this provision shall mean DEC Technology other than Retained IP Assets). For purposes of this provision, Retained IP Assets shall mean patents or rights in and to patent applications, continuations, continuations-in-part, divisions and reissue applications, Alpha Design Technology, Alpha Supply Technology, Process Technology and Packaging and Assembly as these terms are defined in the License Agreement.

     "Permitted Liens" means (a) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or immaterial in amount and being contested in good faith, (c) Liens constituting or securing executory obligations under any lease that constitutes an "operating lease" under GAAP and
(d) the Liens set forth on SCHEDULE 1.01 hereto. Notwithstanding the foregoing, no Lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Benefit Plan sponsored by, maintained by or contributed to by Seller or any of its ERISA Affiliates or arising in connection with any excise tax or penalty tax with respect to such Benefit Plan shall be a Permitted Lien.

     "Person" means an individual, corporation (including its subsidiaries), partnership, association, limited liability company, trust, estate or other similar business entity or organization, including a Governmental Authority.

     "Post-Closing Tax Period" means any Tax period (or portion thereof) ending after the Closing Date.

     "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

     "Purchaser Environmental Liabilities" means all Liabilities of Purchaser (whether such Liabilities are owed to Governmental Authorities, third Persons or otherwise, and whether Purchaser is the sole party obligated or holds the obligation together with any other Person) with respect to the Business and the Purchased Assets as follows: (a) attributable to Purchaser's failure to comply with any Environmental Law in its operation of the Business after the Closing Date, or (b) arising out of contamination by materials disposed of at any location by or for Seller in its operation of the Business after the Closing Date for which Purchaser is liable pursuant to any Environmental Law.

     "Real Property Deeds" shall mean the appropriate deeds regarding the Seller's Hudson, Massachusetts and Jerusalem, Israel facilities.

     "Reference Rate" means the per annum rate of interest publicly announced from time to time by Bank of America, NT & SA, as its prime rate (or reference rate). Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

     "Sales Agreement" means that certain Intel Sales Agreement dated as of the Closing Date between Purchaser and Seller, in the form attached hereto as
EXHIBIT 1.01F.

     "Seller Environmental Liabilities" means all Liabilities of Seller (whether such Liabilities are owed to Governmental Authorities, third Persons or otherwise, and whether Seller is the sole party obligated or holds the obligation together with any other Person) with respect to the Business and the Purchased Assets as follows: (a) attributable to Seller's failure to comply with any Environmental Law in its operation of the Business on or prior to the Closing Date, or (b) arising out of contamination by materials disposed of at any location by or for Seller in its operation of the Business on or prior to the Closing Date for which the Seller is liable pursuant to any Environmental Law.

     "Subsidiary" means, with respect to any Person, (a) any corporation as to which more than fifty percent (50%) of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person's direct or indirect Subsidiaries and (b) any partnership, limited partnership, limited liability company or other entity, whether incorporated or unincorporated (i) of which the majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such Person or by one or more of such Person's Subsidiaries, (ii) of which any Person or any such Person's Subsidiaries is a general partner or managing member or (iii) which such Person or any such Person's Subsidiaries otherwise controls.

     "Supply Agreement" means that certain Supply Agreement for Alpha Microprocessors, Alpha-Related Devices and Non-Alpha Devices dated as of the Closing Date between Purchaser and Seller, in the form attached hereto as
EXHIBIT 1.01G.

     "Taxes" means (a) all foreign, federal, state, local and other net income, gross income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, capital gain, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any Liability for the payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes; and the term "Tax" means any one of the foregoing Taxes.

     "Tax Returns" means all returns, reports, forms or other information filed or required to be filed with respect to any Tax.

     "Title Commitment" shall mean the commitment for title insurance in favor of Purchaser regarding the Seller's Hudson, Massachusetts facility which is attached hereto as Schedule 3.22(f)(1).

     "Title Policies" shall mean the title insurance policies in favor of Purchaser regarding the Seller's Hudson, Massachusetts and Jerusalem, Israel facilities to be received by Purchaser at Closing substantially in the form described in the Title Commitment.

     "Transition Services Agreement" means that certain Transition Services Agreement dated as of the Closing Date between Purchaser and Seller.

     "Tort Claim" means any claim, on any grounds or basis, under any statute or common law, for personal injury, wrongful death, defamation, property damage, product liability, wrongful interference with economic interests or other tortuous conduct of a Person (whether or not liability is predicated on negligence, intentional or reckless conduct, breach of contract or strict liability).

     1.02. INDEX OF OTHER DEFINED TERMS. In addition to these terms defined above, the following terms shall have the respective meanings given thereto in the sections or agreements indicated below:

          DEFINED TERM                                            SECTION
          ------------                                            -------

          Acquired Subsidiaries................................   2.02
          Alpha Employees......................................   Human Resources Agreement
          ARM..................................................   2.01(k)
          Assumed Contracts....................................   2.01(h)
          Assumed Liabilities..................................   2.03
          Benefit Arrangement..................................   Human Resources Agreement
          Benefit Plan.........................................   Human Resources Agreement
          Closing..............................................   2.07
          Closing Date Statement...............................   2.08(a)
          Closing Purchase Price...............................   2.08(a)
          Code.................................................   Human Resources Agreement
          Copyrights...........................................   3.14(a)
          DEC Israel...........................................   5.01(b)(viii)
          DEC Technology.......................................   License Agreement
          Disposition..........................................   2.09(a)
          Dual Use Assets......................................   2.10
          Employee Benefit Plan................................   Human Resources Agreement
          Employee Pension Benefit Plan........................   Human Resources Agreement
          ERISA................................................   Human Resources Agreement
          Excluded Assets......................................   2.02
          Excluded Liabilities.................................   2.04
          Financials...........................................   3.05(a)
          Hudson Property......................................   7.10
          I.C..................................................   5.01(b)(viii)
          I.C. Consent.........................................   5.01(b)(viii)
          Identified Environmental Contamination...............   7.10
          Initial Purchase Price...............................   2.06(b)
          Initial Purchase Price Statement.....................   2.06(b)
          Insurance Policies...................................   3.16
          Intellectual Property Assets.........................   3.14
          Intellectual Property Rights.........................   3.14(a)
          Inventory............................................   2.01(b)
          Intel Israel.........................................   5.01(b)(viii)
          IP-Related Knowledge.................................   3.14(a)
          Loss on Disposition..................................   2.09(a)
          Marks................................................   3.14(a)
          Material Contracts...................................   3.11(a)
          Mask Work Rights.....................................   3.14(a)
          Outside Date.........................................   10.01(b)
          Patents..............................................   3.14(a)
          Permits..............................................   3.12(a)
          Personal Property Leases.............................   3.07(c)
          Plan.................................................   7.10(a)
          Prepaid Expenses.....................................   2.01(f)
          Proceedings..........................................   3.10
          Property.............................................   3.22
          Property Laws........................................   3.22(b)

          Purchase Price.......................................   2.06(a)
          Purchased Assets.....................................   2.01
          Purchaser............................................   Preamble
          Purchaser Indemnitees................................   9.01(a)
          Purchaser Approvals..................................   4.03
          Purchaser's Closing Certificate......................   6.03
          Reimbursement Statement..............................   2.09(c)
          Required Consents....................................   3.12(b)
          Required Contractual Consent.........................   3.12(b)
          Required Governmental Approval.......................   3.12(b)
          Response Actions.....................................   7.10(a)
          Scheduled Payables...................................   2.03(b)
          Seller...............................................   Preamble
          Seller Indemnitees...................................   9.01(b)
          Seller's Closing Certificate.........................   5.07
          Settlement Agreement.................................   Preamble
          Sewer Permit.........................................   3.15(d)
          Statement of Objections..............................   2.08(a)
          Tangible Property Values.............................   7.05(a)
          Third Party Non-Patent IP Claims.....................   9.01(a)
          Third Party Non-Patent IP Rights.....................   9.01(a)
          Third Party Patent Claims............................   9.01(a)
          Third Party Transaction..............................   5.04
          TLA..................................................   2.01(k)
          Trademarks...........................................   3.14(a)
          Transferred Copyrights and Mask
              Work Rights......................................   3.14(d)
          Transition Services..................................   7.08(b)

                                   ARTICLE II

                                PURCHASE AND SALE

     2.01. PURCHASED ASSETS. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser agrees to purchase from Seller, and Seller agrees to sell, transfer, assign and deliver to Purchaser, free and clear of all Liens other than Permitted Liens (and subject to the Assumed Liabilities), all assets of Seller used in the Business, whether owned by Seller or subsidiaries of Seller, as the same shall exist on the Closing Date, (the "Purchased Assets"). Without limiting the generality of the foregoing, the Purchased Assets shall include all of Seller's right, title and interest in, to and under:

          (a) all real property and all buildings thereon, all improvements thereto and fixtures thereon and all related rights at the Seller's Hudson, Massachusetts and Jerusalem, Israel facilities, the legal description of each being set forth on SCHEDULE 2.01(a);

          (b) all items of inventory relating to the Business (the "Inventory"), notwithstanding how classified in the financial records of Seller, whether hardware, software, or otherwise, and including all raw materials, finished goods, products, supplies, spare parts, samples and work in progress, including those items listed on SCHEDULE 2.01(b);

          (c) all collateral materials, manuals, sales materials and product information materials used in the operation of the Business;

          (d) all of the fixed and other tangible personal property used in connection with the operation of the Business, including all capital assets such as engineering workstations used in the design and development of products for the Business, all Equipment described on
     SCHEDULE 2.01(d) (including Equipment on order as of October 27, 1997 as described on SCHEDULE 2.01(d)), all Equipment which was ordered after October 27, 1997 with the prior written approval of Purchaser, and spare parts;

          (e) all backlog of the Business;

          (f) all prepaid expenses (including ad valorem taxes, leases and rentals) existing on the Closing Date relating to goods and services to be received by Purchaser after the Closing Date, including the prepaid expenses listed on SCHEDULE 2.01(f) ("Prepaid Expenses");

          (g) all information and other tangible assets relating to technical or engineering support;

          (h) any Contract relating to the Business which entails payment on an annualized basis by either party thereto of less than $300,000 and which does not require either party to purchase or supply all of the other party's output or requirements, as applicable, and all Contracts listed on
     SCHEDULE 2.01(h) (the "Assumed Contracts");

          (i) the originals or true copies of all Books and Records relating to the Business, other than those described in Section 2.02(a)(iv);

          (j) all Equipment on order as of the Closing Date which was ordered after October 27, 1997 with the prior written approval of Purchaser;

          (k) all Non-Alpha Transferred IP Assets, provided that such Non-Alpha Transferred IP Assets shall be subject to Seller's prior license grant to Advanced Risc Machines Limited ("ARM") under the existing Technology Licensing Agreement (the "TLA") between Seller and ARM. Subject to ARM's consent, Seller shall assign the TLA to Purchaser, effective as of the Closing;

          (l) all software listed in SCHEDULE 2.01(l); and

          (m) all goodwill associated with the Purchased Assets.

     To the extent that some or all of the Purchased Assets are held by Seller in one or more wholly owned corporate subsidiaries, Purchaser shall have the option to acquire such Purchased Assets through the acquisition of all the stock of such subsidiary or subsidiaries (any such acquired subsidiaries being herein referred to as "Acquired Subsidiaries").

     2.02. EXCLUDED ASSETS. Notwithstanding Section 2.01, Purchaser and Seller expressly understand and agree that the following assets and properties of Seller (the "Excluded Assets") shall be excluded from the Purchased Assets:

          (a) the Alpha Operations and all Alpha Assets;

          (b) all Contracts that are not Assumed Contracts, including the Contracts listed on SCHEDULE 2.02(b);

          (c) all Alpha IP Assets and all Intellectual Property Assets other than the Non-Alpha Transferred IP Assets;

          (d) the accounting records and Tax Returns of Seller, PROVIDED that Purchaser shall have access to and be provided with copies of all accounting records of Seller relating to the Business pursuant to Section 5.05;

          (e) all cash and cash equivalents on hand and in banks on the Closing Date;

          (f) all accounts receivable arising out of the ordinary course of the Business on or prior to the Closing;

          (g) all of Seller's Employee Benefit Plans, Employee Pension Benefit Plans and Benefit Arrangements which cover the employees of the Business;

          (h) all insurance contracts in effect as of the date of this Agreement insuring the Purchased Assets; and

          (i) all Equipment which was ordered after October 27, 1997 without the prior written approval of Purchaser and all Equipment on order as of the Closing Date which was ordered after October 27, 1997 without the prior written approval of Purchaser.

     2.03. ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions of this Agreement, effective at the time of Closing, Purchaser agrees to assume and be solely responsible for the following liabilities (the "Assumed Liabilities"):

          (a) all Liabilities arising out of or under the Assumed Contracts (subject to Section 2.05) as follows:

               (i) Liabilities accruing on or after the Closing Date, except for payment obligations for goods and services received by Seller prior to the Closing Date; and

               (ii) Liabilities accruing prior to the Closing Date but relating to goods and services received by the Purchaser after the Closing Date, provided that Purchaser has not otherwise paid for such benefits in the Purchase Price;

          (b) all Liabilities arising out of or under the ownership, use and operation of the Business and Purchased Assets on or after the Closing Date, except as provided in Section 2.04(a)-(g); and

          (c) All Purchaser Environmental Liabilities; and

          (d) the Purchase Tax and the Value Added Tax (such terms as defined in the Israeli Asset Purchase Agreements) in connection with the sale of the Purchased Assets in Israel and the payment provided for in Section 5.01(b)(ix).

     2.04. EXCLUDED LIABILITIES. Notwithstanding any provision in this Agreement or any of the other Acquisition Documents to the contrary, Purchaser is assuming only the Assumed Liabilities and is not assuming any other Liability of Seller of whatever nature, whether presently in existence or arising hereafter. All such other Liabilities of Seller shall be retained by and remain Liabilities of Seller (all such Liabilities of Seller not being assumed by Purchaser being herein referred to as the "Excluded Liabilities"). Without limiting the generality of the foregoing, none of the following shall be Assumed Liabilities, and all of the following shall be Excluded Liabilities, for the purposes of this
Agreement:

          (a) all Liabilities relating to any Seller Employee Benefit Plan, Employee Pension Benefit Plan and Benefit Arrangement or other compensation arrangements existing on or prior to the Closing Date which cover the employees of the Business;

          (b) all Liabilities under Contracts except for those Liabilities under Assumed Contracts assumed by Purchaser pursuant to Section 2.03;

          (c) all Taxes arising from or in connection with the Business or Purchased Assets that are incurred during or attributable to the Pre-Closing Tax Period, and any other Taxes of Seller of any kind, including Taxes relating to the sale of the Business and Purchased Assets other than the tax obligations listed in Section 2.03(d), which shall be paid by Purchaser;

          (d) all claims against Seller, or any other Liabilities of any kind or nature whatsoever relating to the Business or the Purchased Assets, which accrue prior to the Closing Date, regardless of whether such claim or Liability shall become known before, on or after the Closing Date, except for Liabilities assumed under Section 2.03(a)(ii);

          (e) all warranty or product liability claims with respect to products sold prior to the Closing Date and with respect to products sold after the Closing Date that were finished goods inventory on the Closing Date;

          (f) all Seller Environmental Liabilities; and

          (g) all Liabilities arising out of or under the ownership, use and operation of the Excluded Assets.

     2.05. ASSIGNMENT OF CONTRACTS AND RIGHTS. Anything in this Agreement or any other Acquisition Document to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract which is to be an Assumed Contract or any asset which is to be a Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a party thereto other than Seller, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Purchaser or Seller thereunder. Seller shall use commercially reasonable efforts (but without the requirement of any payment of money by Seller) to obtain the consent of the other Persons for the assignment thereof to Purchaser. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights thereunder so that Purchaser would not receive substantially all such rights, Seller and Purchaser shall cooperate in a mutually agreeable arrangement under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing or sub-leasing to Purchaser, or under which Seller would enforce for the benefit of Purchaser, with Purchaser assuming Seller's obligations, any and all rights of Seller against a third party thereto. Seller shall promptly pay to Purchaser when received all monies received by Seller in respect of any Assumed Contract or Purchased Asset, or transfer any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. To the extent the benefits therefrom and obligations thereunder have been provided by alternative arrangements as provided above, the Contract shall be deemed an Assumed Contract and the asset shall be deemed a Purchased Asset, provided that Purchaser shall not be responsible for any Liabilities (i) arising out of a claim of breach of such Assumed Contract due to the establishment of the alternative arrangements, or (ii) arising out of such Assumed Contract or Purchased Asset as a result of Seller's action without Purchaser's approval in a manner inconsistent with the alternative arrangements or Seller's failure to act at Purchaser's reasonable direction in connection with performance under the Contract. To the extent the benefits therefrom and obligations thereunder have not been provided by alternative arrangements reasonably satisfactory to Purchaser, the Contract shall not be deemed an Assumed Contract and the asset shall not be deemed a Purchased Asset. Seller covenants not to use, or to sell, assign or otherwise extend the benefits to any Person from any such Contract or asset in a manner which is competitive with the Business as owned and operated by Purchaser.

     2.06. PURCHASE PRICE; INITIAL PURCHASE PRICE.

          (a) PURCHASE PRICE. The purchase price for the Purchased Assets (the "Purchase Price") shall be equal to the net book value of the tangible Purchased Assets as of the Closing Date, plus the amount of all Prepaid Expenses. The net book value shall be calculated in accordance with GAAP as set forth on SCHEDULE 2.06(a)(1), provided that net book value of Equipment on order which is part of the Purchased Assets shall be equal to the amounts actually paid therefor by Seller as of the Closing Date and net book value of Inventory shall be calculated based solely on Purchaser's current inventory valuation practices with respect to such Inventory as of the Closing Date as set forth on SCHEDULE 2.06(a)(2). SCHEDULE 2.06(a)(3) hereto presents an unaudited statement as of December 26, 1997 that sets forth the net book value of the tangible Purchased Assets and Prepaid Expenses as of such date, calculated in accordance with the provisions of this Section 2.06.

          (b) INITIAL PURCHASE PRICE. Not less than 15 days preceding the Closing Date, Seller shall deliver to purchaser an unaudited statement as of a date not more than 45 days preceding the Closing Date (the "Initial Purchase Price Statement") that has been prepared in accordance with the provisions of Section 2.06(a) and on a basis consistent with the methodologies and assumptions used in preparing Schedule 2.06(a)(3), which shall set forth the net book value of the tangible Purchased Assets and Prepaid Expenses as of such date (the "Initial Purchase Price").

     2.07. CLOSING. The closing of the purchase and sale of the Business and the Purchased Assets and assumption of the Assumed Liabilities hereunder (the "Closing") shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in Boston, Massachusetts, as soon as practicable, but in no event later than thirty (30) days after satisfaction of the condition set forth in Sections 8.01(b) and 8.02(b), or at such other time or place as the parties may agree. At the Closing:

          (a) Seller shall execute and deliver to Purchaser such endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Purchaser all right, title and interest in, to and under the Purchased Assets, including without limitation (i) a Massachusetts Quitclaim Deed conveying good, clear, record and marketable title to the property described in the Title Policies, subject only to the encumbrances listed in the Title Policies and one or more Activity and Use Limitations recorded pursuant to Section 7.10 herein, and which Deed shall state that the property conveyed does not constitute all or substantially all of the assets of Seller in the Commonwealth of Massachusetts, (ii) such affidavits and indemnities regarding parties in possession, mechanics' liens and other matters, and gap indemnities, as the title company shall customarily require to cause the Title Policies, including the endorsements thereto described in the Title Commitments, to be issued at Closing and (iii) satisfactory evidence, suitable for recording, in accordance with Massachusetts conveying custom that the person or persons executing the Deed are incumbent officers of Seller who are authorized to execute and deliver the Deed and any other instruments of conveyance;

          (b) Seller and Purchaser shall execute, and have appropriate subsidiaries execute and deliver Assumption Agreements;

          (c) Seller and Purchaser shall execute, and have appropriate subsidiaries execute and deliver Bills of Sale;

          (d) Seller and Purchaser shall execute and deliver the License Agreement;

          (e) Seller and Purchaser shall execute and deliver the Lease
     Agreement;

          (f) Seller and Purchaser shall execute and deliver the Human Resources Agreement;

          (g) Seller and Purchaser shall execute and deliver the Transition Services Agreement;

          (h) Seller and Purchaser shall cause the Israeli Asset Purchase Agreements to be duly executed and delivered;

          (i) Seller shall deliver the Seller's Closing Certificate provided for in Section 5.06;

          (j) Purchaser shall deliver the Purchaser's Closing Certificate provided for in Section 6.03; and

          (k) Purchaser and Seller shall deliver the schedule and any other documentation resulting from the resolution regarding the status of Dual Use Assets pursuant to Section 2.10.

          (l) Purchaser shall pay the Initial Purchase Price by means of wire transfer of immediately available funds to an account designated by Seller at least two business days prior to the Closing Date.

     2.08. ADJUSTMENT TO INITIAL PURCHASE PRICE.

          (a) CLOSING DATE STATEMENT. Not more than 60 days following the Closing Date, Seller shall deliver to Purchaser an unaudited statement as of the Closing Date (the "Closing Date Statement") that has been prepared in accordance with the provisions of Section 2.06(a) and on a basis consistent with the methodologies and assumptions used in preparing the Initial Purchase Price Statement, which shall set forth the net book value of tangible Purchased Assets and Prepaid Expenses as of the Closing Date (the "Closing Purchase Price"). Upon receipt of the Closing Date Statement, Purchaser, and, if so desired by Purchaser and at Purchaser's expense, Purchaser's independent accountant, shall be permitted during the succeeding 30-day period to examine, and Seller shall make available, the Books and Records of Seller associated with the Business and any work papers and reconciliations prepared by Seller in the preparation of the Closing Date Statement. As promptly as practicable and in no event later than the last day of such 30-day period, Purchaser shall either inform Seller in writing that the Closing Date Statement is acceptable, or object to the Closing Date Statement by delivering to Seller a written statement setting forth a specific description of Purchaser's objections to the Closing Date Statement (the "Statement of Objections").

          If Purchaser shall fail to deliver a Statement of Objections within such 30-day period, the Closing Date Statement shall be deemed to have been accepted by Purchaser. In the event that Purchaser shall object to the Closing Date Statement as provided above, Seller and Purchaser shall attempt in good faith to resolve any such objections within 15 days of Seller's receipt of Purchaser's Statement of Objections. If Seller and Purchaser shall be unable to resolve the matter within such 15-day period, they shall, within 15 days thereafter, engage Arthur Andersen to resolve any unresolved objections of Purchaser and to make any adjustments to the unresolved items on the Closing Date Statement. In making its determination with respect to whether any such adjustments are appropriate, such accountant shall evaluate those items or amounts in the Closing Date Statement as to which Purchaser has objected and shall determine whether such items have been prepared in accordance with the provisions of Section 2.06(a). The fees of such firm shall be borne by Seller if Purchaser's calculation of disputed amounts as set forth in the Statement of Objections is closer to such accountant's final determination than Seller's calculation thereof, or by Purchaser if the Seller's calculation is closer to that of such accountant's final determination. Seller and Purchaser and their respective accountants shall each make readily available to such firm all relevant Books and Records and work papers prepared by them relating to the Closing Date Statement as may be requested by such firm to resolve the disputes. Such firm's resolution of the dispute and its adjustments to the Closing Date Statement shall be conclusive and binding upon the parties.

          (b) ADJUSTMENT TO INITIAL PURCHASE PRICE. Upon the later to occur of
     (i) acceptance or deemed acceptance of the Closing Date Statement or (ii) the resolution of Purchaser's objections in connection therewith, Seller shall pay to Purchaser the amount, if any, by which Initial Purchase Price exceeds the Closing Purchase Price or, conversely, Purchaser shall pay to Seller the amount, if any, by which the Closing Purchase Price exceeds the Initial Purchase Price. The applicable amount shall be paid by wire transfer of immediately available funds to the appropriate party within five business days after such determination.

     2.09. REIMBURSEMENT FOR LOSSES ON DISPOSITION OF PURCHASED ASSETS.

          (a) To the extent Purchaser sells (excluding sale and leaseback transactions) any of the fixed assets or Equipment included in the Purchased Assets (a "Disposition") and, upon such sale, incurs a loss as hereinafter calculated (a "Loss on Disposition"), Seller agrees to reimburse Purchaser as provided in this Section 2.09 for the aggregate Loss on Disposition in connection with the initial Dispositions by Purchaser of the first [*] worth of Purchased Assets. To qualify as a Disposition under this Section 2.09, Purchaser will make good faith efforts to sell the Purchased Asset at fair market value and must provide Seller with the rights of first refusal set forth in
     Section 2.09(b). A cancellation by Purchaser of Equipment on order as of the Closing Date after the Closing Date, or a cancellation by Seller of Equipment on order as of the date hereof before the Closing Date with the prior written approval of Frank McCabe shall be a Disposition in the amount of the canceled order. The Loss on Disposition in connection with a Disposition shall be equal to the proceeds of the sale of the Purchased Asset (net of freight and reasonable commissions, and reasonable de-installation expenses, if any) minus the net book value of such Purchased Asset at the time of Disposition determined based on Seller's depreciation schedules used in determining the Purchase Price for such Purchased Asset. The Loss on Disposition in connection with a Disposition which is a cancellation of Equipment on order as provided above shall be the amount of any forfeited deposit or cancellation penalty.

          (b) Purchaser shall provide Seller at least 10 days advance written notice of the fixed assets or Equipment which it intends to sell and shall grant Seller a right of first refusal as hereinafter provided with respect to each proposed Disposition. Prior to the consummation of a proposed Disposition, Purchaser shall provide Seller with written notice of the proposed Disposition, including the proposed sale price and other information material to the transaction, together with at least two bona fide third-party offers in connection with the proposed Disposition, in accordance with the provisions of Section 11.01 hereof, and Seller shall have ten days after receipt of such notice to notify Purchaser whether it will purchase the applicable asset or assets pursuant to the terms of either third-party offer. Seller may assign such right of purchase to a third party, subject to Purchaser's consent, which will not be unreasonably withheld. If Seller shall not respond to Purchaser by the end of such 10-day period or if Seller fails to purchase within 10 days of delivery by Seller of its notice of intent to purchase the applicable assets, Seller shall be deemed to have rejected the offer to purchase such asset or assets. If Seller rejects Purchaser's offer, then Purchaser may sell such asset or assets to the third party at a price at least as high as the highest price reported to Seller in the notice to Seller provided hereunder and such sale will be deemed to be at fair market value.

          (c) Within 30 days of the end of each calendar quarter, commencing with the quarter ending March 31, 1998, Purchaser shall deliver to Seller an unaudited statement (a "Reimbursement Statement") which shall set forth a chronological schedule and the relevant terms of all Dispositions during the quarter and a detailed calculation of the aggregate Losses on Disposition incurred in connection with such Dispositions during the calendar quarter in accordance with the provisions of this Section 2.09. At the time of delivery of the Reimbursement Statement, Purchaser shall also deliver to Seller documentation relating to each Disposition in connection with which a Loss on Disposition was incurred by Purchaser. Seller shall reimburse Purchaser for such Losses on Disposition by wire transfer of immediately available funds to Purchaser within 20 days of receipt of the Reimbursement Statement. The last sentence of Section 2.09(b) shall not preclude Seller from objecting to the calculation of the Loss on Disposition solely on the basis that the third-party offers referred to in
     Section 2.09(b) are not bona fide. Any such objections shall be handled as a dispute subject to Section 11.11.

     2.10 DUAL USE ASSETS. Purchaser and Seller acknowledge and agree that the Purchased Assets and Excluded Assets will include assets which are currently used in both the Alpha Operations and the Business (such assets being hereinafter referred to as "Dual Use Assets"). Purchaser and Seller agree that it is in the interests of both parties to use all reasonable efforts prior to the Closing Date to definitively identify all Dual Use Assets and to meet and confer for the purpose of seeking to resolve any disputes with regard to the status of such Dual Use Assets as either Purchased Assets or Excluded Assets. In furtherance of this objective, Seller hereby agrees to deliver to Purchaser not later than 10 days after the date hereof a schedule setting forth all Alpha Assets. Purchaser and Seller agree that each party shall designate a team of their respective personnel that shall commence joint work promptly following the execution of this Agreement with the objective of identifying in writing all Dual Use Assets, and resolving, prior to the Closing Date, any disputes with regards to the status of such Dual Use Assets as Purchased Assets or Excluded Assets, which resolution may include the possibility of a reclassification of a Dual

Use Asset from a Purchased Asset to an Excluded Asset, or vice versa, or shared, alternating or licensed use of such Dual Use Assets. In no event shall any asset used exclusively in the Alpha Operations or used exclusively in the Business be eligible for classification as a Dual Use Asset. Purchaser and Seller shall execute and deliver at the Closing a schedule detailing the resolution of the status of Dual Use Assets pursuant to this Section 2.10 as well as any contractual documentation, which might include revisions to this Agreement, or the Schedules hereto, or the Acquisition Documents. Disputes with regards to making the foregoing determination shall be resolved by the mutual agreement of Frank McCabe from Purchaser and Robert E. Caldwell from Seller. To the extent the foregoing individuals are unable to reach a mutual agreement, such dispute shall be resolved in accordance with Section 11.11 hereof.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to Purchaser as follows:

     3.01. EXISTENCE AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all corporate power and authority required to carry on the Business as now conducted and to own and operate the Business. Seller is not required to be qualified to conduct business in any state other than such states where it is so qualified or where the failure to be so qualified, whether singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Business and the Purchased Assets. Seller has heretofore delivered to Purchaser complete and correct copies of its Articles of Organization and Bylaws as currently in effect. Attached hereto as SCHEDULE 3.01 is a listing of the states and countries in which the Purchased Assets are located.

     3.02. AUTHORIZATION AND ENFORCEABILITY. The execution, delivery and performance by Seller of this Agreement and the other Acquisition Documents and the consummation of the transactions contemplated hereby and thereby, are within Seller's corporate power and have been duly authorized by all necessary corporate and shareholder action on its part, including any action required by Seller's Subsidiaries. This Agreement has been and, when executed at the Closing, the other Acquisition Documents will have been, duly and validly executed by Seller and, assuming the due authorization, execution and delivery of this Agreement and the other Acquisition Documents to which it is a party by Purchaser, will constitute the legal, valid and binding agreements of Seller.

     3.03. GOVERNMENTAL OR OTHER AUTHORIZATION BY SELLER'S SUBSIDIARIES. Except as set forth on SCHEDULE 3.03, the execution, delivery and performance by Seller of this Agreement and the other Acquisition Documents, and the consummation by it of the transactions contemplated hereby and thereby, require no Governmental Approval from any Governmental Authority or any consent, waiver or approval of Seller's Subsidiaries.

     3.04. NON-CONTRAVENTION. Except as set forth on SCHEDULE 3.04, the execution, delivery and performance of this Agreement and the other Acquisition Documents by Seller, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) contravene or conflict with the Articles of Organization or Bylaws of Seller, (b) assuming receipt of the Required Governmental Approvals, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Seller, the Purchased Assets or the Business, except for any contravention, conflict or violation that could not reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets, or (c) assuming receipt of the Required Consents, constitute a default under, give rise to any right of termination, cancellation or acceleration of, or to a loss of any material benefit to which the Business is entitled, or result in the creation or imposition of any Lien on the Purchased Assets (other than Permitted Liens), under any Assumed Contract, Material Contract or any Permit relating to the Business or by which the Purchased Assets or the Business may be bound or materially affected, except for any default, right of termination, cancellation, acceleration, loss or Lien that could not reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets.


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     3.05. UNDISCLOSED LIABILITIES; BOOKS AND RECORDS.

          (a) There are no Liabilities of Seller related to the Business other than (i) Liabilities incurred in the ordinary course of business that are consistent with Seller's past practices and (ii) the Liabilities described on SCHEDULE 3.05(a) hereto.

          (b) All of the Books and Records of Seller relating to the Business have been made available to Purchaser prior to the execution of this Agreement and contain a true and complete record, in all material respects, of the business, operations, financial condition, results of operations, assets and Liabilities relating to the Business. Seller has no Books and Records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that are not under the exclusive ownership and direct control of Seller.

          (c) Schedule 2.06(a)(3) has been prepared by Seller in accordance with the provisions of Section 2.06(a) and is true and complete.

     3.06. ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 3.06 and except for the transactions contemplated by the Settlement Agreement and this Agreement and after giving effect to the impact of the transactions contemplated by the Settlement Agreement and this Agreement, since October 27, 1997, the Business has been conducted in the ordinary course consistent with past practice, and there has not been:

          (a) any event, occurrence, state of circumstances or facts or change in respect of Seller or in the Business that has had or that could reasonably be expected to have, either alone or together, a Material Adverse Effect on the Business and Purchased Assets;

          (b)(i) any change in any Liabilities of Seller related to the Business or Purchased Assets that has had, or that could reasonably be expected to have, a Material Adverse Effect on the Business and Purchased Assets or
     (ii) any incurrence, assumption or guarantee of any indebtedness for borrowed money by Seller that could reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets;

          (c) any creation, assumption or sufferance of (whether by action or omission) the existence of any Lien on any of the Purchased Assets, other than Permitted Liens and Liens that could not reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets;

          (d) any material waiver, amendment, termination or cancellation of any Assumed Contract or any relinquishment of any material rights thereunder by Seller, other than, in each such case, actions taken in the ordinary course of business consistent with past practice that are not material with respect to any such Assumed Contract;

          (e) any sale, assignment, transfer, lease or other disposition of or agreement to sell, assign, transfer, lease or otherwise dispose of any Purchased Asset, other than sales in the ordinary course of business consistent with past practice; or

          (f) any capital expenditure commitment by Seller for an addition to property, plant, equipment or capital assets comprising Purchased Assets which has not been approved by Purchaser in writing.

     3.07. PROPERTIES; MATERIAL LEASES; TANGIBLE ASSETS.

          (a) Seller has a legal, valid and binding leasehold or license interest in all material leased personal property or personal properties held under license which are used in the Business.

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          (b) All material tangible personal properties and assets which are used in the Business (including Equipment constituting Purchased Assets) are in all material respects structurally sound and are in good operating condition and repair (subject to normal wear and tear) and are adequate for the uses to which they are put, and no material personal properties or assets necessary for the conduct of the Business in substantially the same manner as the Business has heretofore been conducted are in need of replacement, maintenance or repair, except for such required routine replacement, maintenance and repair, which, if not performed, could not reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets. The Equipment scheduled on SCHEDULE 2.01(d) constitutes all Equipment which is material to the operation of the Business.

          (c) SCHEDULE 3.07(c) sets forth all material personal property leases relating to the Business to which Seller is a party or by which Seller is bound (collectively, the "Personal Property Leases"). With respect to the Personal Property Leases, there exist no material defaults by Seller or, to the knowledge of Seller, threatened default by the lessor or any third party thereunder. Assuming the Required Consents are obtained, the transactions contemplated by this Agreement will not result in any default, penalty or modification of any of the Personal Property Leases.

     3.08. ADDITIONAL CAPITAL EQUIPMENT. SCHEDULE 3.08 sets forth a list of capital equipment on order at October 27, 1997 for the use in the Business and capital equipment ordered after October 27, 1997 for use in the Business. Seller has not ordered after October 27, 1997 any additional capital equipment for use in the Business without the prior written approval of Purchaser.

     3.09. INVENTORIES. All inventories of raw materials, work-in-process and finished goods included in the Purchased Assets were acquired in the ordinary course of business consistent with past practice. All such inventories consist of a quality and quantity usable and saleable (free of any material defect or deficiency) in the ordinary course of business, consistent with past practice, except for slow-moving, damaged or obsolete items and materials of below standard quality. There is no reason to believe that Purchaser will experience in the foreseeable future any difficulty in obtaining, in quantities consistent with historical amounts obtained by Seller, the inventory necessary to conduct the Business in the manner historically conducted by Seller.

     3.10. LITIGATION. Except as set forth on SCHEDULE 3.10, there are no actions, suits, claims, hearings, arbitrations, audits, or proceedings (public or private) (collectively, "Proceedings") that have been brought or initiated by or against any Governmental Authority or any other Person, or are pending or, to Seller's knowledge, threatened (a) by or against Seller, relating to any of the Purchased Assets or the Business or (b) that seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the other Acquisition Documents or Ancillary Agreements. There are no existing orders, judgments or decrees of any Governmental Authority relating to the Business. Except as disclosed on SCHEDULE 3.10, there are no material Proceedings that have been brought or initiated or, to Seller's knowledge, threatened to be brought or initiated, by any customer or other third Person against Seller relating to any of the Purchased Assets or the Business, including any Proceeding in connection with any Tort Claim based in whole or in part on a defect in any of the products sold by the Business.

     3.11. MATERIAL CONTRACTS.

          (a) SCHEDULE 3.11(a) sets forth a list of all Contracts as follows (collectively with the Personal Property Leases and the Contracts listed on SCHEDULE 3.14(f), the "Material Contracts"): (i) each sales Contract relating to the Business pursuant to which the dollar volume of sales to Seller exceeded One Million Dollars ($1,000,000) in the 12-month period ended September 30, 1997, (ii) each Contract that requires payment by or to Seller in respect of the Business or any of the Purchased Assets subsequent to the date of this Agreement of more than One Million Dollars ($1,000,000), (iii) all Contracts in respect of the Business relating to, and evidences of, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), (iv) all partnership, joint venture or other similar Contracts, arrangements or agreements, directly affecting the Business or any of the Purchased Assets; and (v) all other Contracts relating to the Business or any of the Purchased

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

     Assets where the loss of any such Contract or a group of such Contracts, or a default under any such Contract or group of such Contracts, could be reasonably expected to result in a Material Adverse Effect on the Business and Purchased Assets.

          (b) Each Assumed Contract which is listed on SCHEDULE 2.01(h) is a legal, valid and binding obligation of Seller and, to the knowledge of Seller, each other Person who is a party thereto, enforceable against Seller and each such Person in accordance with its terms, except where the failure to be legal, valid or binding could not reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets, and neither Seller nor, to the knowledge of Seller, any other party thereto is in material default thereunder, except for any default that could not reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets.

          (c) SCHEDULE 3.11(c) sets forth a list (by name, address and individuals to contact) of the twenty (20) largest suppliers by dollar volume of the Business for the 12-month period ended September 30, 1997, together with the dollar amount of sales during said period and a summary description of the products purchased.

          3.12. PERMITS; REQUIRED CONSENTS.

          (a) To the knowledge of Seller, SCHEDULE 3.12(a) sets forth all material approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Authorities (and all other Persons) necessary for the operation of the Business, including use, ownership and operation of the Property in substantially the same manner as operated by Seller currently and during the past twelve (12) months (collectively, the "Permits"). Except as set forth in SCHEDULE 3.12(a), each Permit is valid and in full force and effect in all material respects, except where the failure to be valid and in full force and effect could not reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets.

          (b) SCHEDULE 3.12(b) lists (i) to Seller's knowledge, each Governmental Approval required under Applicable Law to be obtained by Seller by virtue of the execution and delivery of this Agreement and the other Acquisition Documents, or the consummation of the transactions contemplated hereby and thereby, to avoid the loss of, or any material modification to, any Permit, except for any Required Governmental Approval the failure of which to have could not reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets (each, a "Required Governmental Approval"), and (ii) each Material Contract with respect to which the consent of the other party or parties thereto must be obtained by Seller by virtue of the execution and delivery of this Agreement and the other Acquisition Documents and the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby to avoid the loss of any material benefit under, or any material modification to, any such Material Contract (each, a "Required Contractual Consent" and, collectively with the Required Governmental Approvals, the "Required Consents").

     3.13. COMPLIANCE WITH APPLICABLE LAWS. Seller has not violated or infringed, and is not violating or infringing, in connection with the Business or its ownership of Purchased Assets, any Applicable Law or any order, writ, injunction or decree of any Governmental Authority applicable to the Business and Purchased Assets, except for any violation or infringement that could not reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets.

     3.14. INTELLECTUAL PROPERTY.

          (a) Certain Definitions.

               (i) The term "Intellectual Property Rights" means all United States and foreign:

     (1) registered trademarks and service marks, and applications therefor (collectively, "Marks");

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     (2) patents and patent applications (collectively, "Patents");

     (3) copyrights, whether registered or unregistered (collectively, "Copyrights") and mask work rights, including without limitation any rights protected under Chapter 9 of title 17 of the United States Code (collectively, "Mask Work Rights"); and

     (4) know-how, trade secrets, techniques, technical data or information and any other proprietary and intellectual property rights not included in the foregoing subparagraphs (2) or (3) (collectively, "Trade Secrets"); and

               (ii) The term "Intellectual Property Assets" means all Intellectual Property Rights owned or licensed by Seller and necessary to the conduct of the Business and all further uses of the terms Marks, Patents, Copyrights, Mask Work Rights, and Trade Secrets in this Section 3.14 shall mean Marks, Patents, Copyrights, Mask Work Rights and Trade Secrets that are Intellectual Property Assets.

               (iii) The term "IP-Related Knowledge" means the actual knowledge of the following employees of Seller on the date hereof: Robert B. Palmer, Thomas C. Siekman, Robert E. Caldwell, Daniel J. Bernstein, William D. Strecker and Maurice P. Marks, in each case without any obligation of inquiry or investigation.

          (b) TRADEMARKS.

               (i) SCHEDULE 3.14(b) contains a list of all Marks used by Seller on the Non-Alpha Products. Except as set forth on SCHEDULE 3.14(b), Seller is the owner of all right, title and interest in and to registrations or applications therefor for each of the Marks, free and clear of all Liens.

               (ii) Except as set forth on SCHEDULE 3.14(b), all Marks have been registered with the Governmental Authorities indicated on SCHEDULE 3.14(b), and, except as set forth on SCHEDULE 3.14(b), are currently in compliance with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are not subject to any maintenance fees or actions falling due within ninety days after the Closing Date.

               (iii) Except as set forth on SCHEDULE 3.14(b), Seller has not been formally notified in writing that any Mark is now involved in any opposition or cancellation and, to Seller's IP-Related Knowledge, no such action is threatened in writing with respect to any of the Marks.

               (iv) Except as set forth on SCHEDULE 3.14(b), Seller has not been formally notified in writing that any of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any third party.

          (c) PATENTS.

               (i) Except as set forth in SCHEDULE 3.14(c), no Patent is now involved in any interference proceeding. To Seller's IP-Related Knowledge, there is no interfering patent or patent application of any third party with respect to any Patent.

               (ii) Except as set forth on SCHEDULE 3.14(c), to Seller's IP-Related Knowledge, none of the products used, manufactured, marketed, sold or licensed, nor any process or know-how used, by Seller in the Business infringes or is alleged in writing to infringe any patent or other proprietary right of any other Person.

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


          (d) COPYRIGHTS AND MASK WORK RIGHTS.

               (i) SCHEDULE 3.14(d) contains a complete and accurate list of all Copyrights and Mask Work Rights that are included in the Non-Alpha Transferred IP Assets (the "Transferred Copyrights and Mask Work Rights") relating to the design, manufacture and use of Non-Alpha Products (excluding marketing materials) that have been registered with the applicable Governmental Authorities. Except as set forth on
          SCHEDULE 3.14(d), Seller is the owner of all right, title and interest in and to each of such registered Transferred Copyrights and Mask Work Rights, free and clear of all Liens and other material adverse claims.

               (ii) Except as specified in SCHEDULE 3.14(d), all of the registered Transferred Copyrights and Mask Work Rights are currently in compliance with all formal legal requirements, and are not subject to any maintenance fees or actions falling due within ninety days after the date of Closing.

               (iii) Except as set forth on SCHEDULE 3.14(d), to Seller's IP-Related Knowledge, no writing or other work of authorship fixed in a tangible medium, and no mask work fixed in the form of a semiconductor chip, that is used, copied, modified, displayed, performed or distributed in connection with the conduct of the Business infringes or is alleged in writing to infringe any Intellectual Property Right of any third party.

          (e) TRADE SECRETS.

               (i) To Seller's IP-Related Knowledge, no unauthorized disclosure or misappropriation of Trade Secrets that are included in the Non-Alpha Transferred IP Assets (the "Transferred Trade Secrets") has occurred as a result of a failure by Seller to take reasonable precautions to protect the secrecy, confidentiality and value thereof.

               (ii) To Seller's IP-Related Knowledge, Seller has the right to use the Trade Secrets to conduct the Business and following the Closing Purchaser shall have the right to use the Trade Secrets to conduct the Business. To Seller's IP-Related Knowledge, none of the Trade Secrets has been, or is alleged in writing to have been, misappropriated from, or violates or is alleged in writing to violate the Intellectual Property Rights of, any third party.

          (f) INTELLECTUAL PROPERTY CONTRACTS. SCHEDULE 3.14(f) contains a list of (i) all Assumed Contracts relating to the Intellectual Property Assets to which Seller is a party or by which Seller is bound, except for any license for common publicly retailed software programs that are currently distributed and Contracts that involve a payment by Seller of aggregate annual royalties of less than One Hundred Thousand Dollars ($100,000) and
     (ii) all Assumed Contracts under which Seller has executory development, intellectual property grant-back, or non-competition obligations or requirements to commercialize intellectual property transferred, licensed or developed under the respective Assumed Contracts, the failure of which obligations or requirements to perform could reasonably be expected, in the aggregate, to have a Material Adverse Effect on the Business and Purchased Assets. SCHEDULE 3.14(f) identifies specifically each Assumed Contract under which Seller has granted a license of any kind to any Person in respect of any of the Non-Alpha Transferred IP Assets other than those Assumed Contracts, the granting of rights to such Person under which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets.

          (g) EMPLOYEE AGREEMENTS. To Seller's IP-Related Knowledge, no employees of Seller involved in any way in the Business have failed to execute written agreements with Seller that assign to Seller all Intellectual Property Rights used in or relating to the Business and that contain appropriate confidentiality obligations, where such failures, in the aggregate, would have a Material Adverse Effect on the Business and Purchased Assets.

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          (h) INFRINGEMENT GENERALLY. Except as set forth on SCHEDULE 3.14(h),
     Seller is not, nor has it during the three (3) years preceding the date of this Agreement been, a party to any Proceeding, nor, to the actual knowledge of each lawyer on Seller's legal staff employed at Seller's facility in Maynard, Massachusetts, without any obligation of inquiry or investigation, has any Proceeding been threatened in writing during the one
     (1)-year period preceding the date of this Agreement, that involves or involved a claim of infringement by Seller of any Intellectual Property Rights of any other Person in connection with Seller's conduct on its operation of the Business. Except as specifically disclosed on one or more schedules under this Section 3.14, no Intellectual Property Asset is subject to any outstanding order, judgment, decree or stipulation.

          (i) SOFTWARE TOOLS AND OTHER SOFTWARE. SCHEDULE 3.14(i) identifies all software tools and other software used in connection with the conduct of the Business (other than office automation and similar software generally used throughout Seller's operations) that will be licensed by Seller to Purchaser pursuant to the terms of the License Agreement.

     3.15. ENVIRONMENTAL COMPLIANCE.

          (a) Seller has obtained and is in material compliance with all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities, that relate to the Business or the Purchased Assets and are required under any Environmental Law, a correct and complete list of which is set forth on
     SCHEDULE 3.15(a).

          (b) Seller is in material compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.

          (c) Except as set forth on SCHEDULE 3.15(c), to Seller's knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans relating to the Business or the Purchased Assets that will likely interfere with or prevent continued compliance with any Environmental Law by the Seller, or that will likely give rise to any Seller Environmental Liability or that otherwise will likely form the basis of any proceeding, hearing, study or investigation relating to the Seller, the Purchased Assets or the Business
     (1) under any Environmental Law, (2) based on or related to the manufacture, processing, distribution use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release, of any Hazardous Substance, or (3) resulting from exposure to work place hazards. To the Seller's knowledge, SCHEDULE 3.15(c) sets forth a complete and correct list of all surveys, analyses and reviews relating to any of the Purchased Assets or the Business performed or prepared at any time by any Person that discuss or relate to any existing Seller Environmental Liability, or any set of facts or circumstances that will likely give rise to any Seller Environmental Liability.

          (d) In connection with the foregoing representations and warranties of Seller, Purchaser acknowledges that it is aware that the Industrial Sewer Connection Permit (the "Sewer Permit") for Seller's Hudson, Massachusetts property has expired, that an application for renewal of the Sewer Permit was filed prior to said expiration, and that a new Industrial Sewer Connection Permit has not yet been issued. To the extent that the status of the Sewer Permit is deemed to be at variance with any representation or other statement of Seller in this Agreement, that representation or other statement shall be deemed not to apply to the status of the Sewer Permit.

     3.16. INSURANCE. Set forth on SCHEDULE 3.16 is a complete and correct list of all material insurance policies of any kind owned by Seller currently in force with respect to the Business (collectively, the "Insurance Policies"), including all "occurrence based" liability policies regardless of the periods to which they relate. SCHEDULE 3.16 also sets forth for each Insurance Policy the type of coverage, the name of the insureds, the insurer, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage. All of such insurance policies are in full force and effect and are valid, outstanding and all premiums due thereon have been paid in full. No insurer under any such Insurance Policy has canceled or generally

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disclaimed liability under any such policy or, to Seller's knowledge, indicated
any intent to do so or not to renew any such policy.

     3.17. TAX MATTERS. Except as set forth on SCHEDULE 3.17 hereto:

          (a) Seller has filed on a timely basis all Tax Returns required to have been filed by it with respect to the Business or the Purchased Assets and has paid on a timely basis all Taxes with respect to the Business or the Purchased Assets as due. All such Tax Returns are true, complete and correct with respect to the Business or the Purchased Assets, except where the failure to be true, complete and correct could not reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets. No Liability for Taxes with respect to the Business or the Purchased Assets has been incurred by Seller since October 27, 1997 other than in the ordinary course of its business. Seller has not received notice that it is or may be subject to Tax with respect to the Business or the Purchased Assets in a jurisdiction in which it has not filed or does not currently file Tax Returns with respect to the Business or the Purchased Assets;

          (b) With respect to all amounts in respect of Taxes imposed upon Seller, or for which Seller is or could be liable with respect to the Business or the Purchased Assets, whether to taxing authorities (as, for example, under Applicable Law) or to other Persons (as, for example, under tax allocation agreements), and with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws and agreements have been complied with in all material respects, and all such amounts required to be paid by Seller to taxing authorities with respect to the Business or the Purchased Assets or others have been paid;

          (c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any of the Purchased Assets;

          (d) The Business does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, and has not engaged in a trade or business within any foreign country; and

          (e) None of the Purchased Assets is property that is required to be treated as owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, and none of the Purchased Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code.

     3.18. SUFFICIENCY OF AND TITLE TO THE PURCHASED ASSETS. Except for Assumed Contracts which require waivers or consents to be transferred, which waivers or consents shall not have been obtained prior to the Closing, upon consummation of the transactions contemplated by this Agreement, Seller will have assigned, transferred and conveyed to Purchaser all of the Purchased Assets, which constitute substantially all of the properties and assets now held or employed by Seller in connection with the Business. The transfer of the Purchased Assets to Purchaser pursuant to this Agreement (together with the execution and performance of the License Agreement and the provision of sufficient working capital and corporate overhead support by Purchaser) will enable Purchaser to manufacture the Non-Alpha Products being transferred to Purchaser pursuant hereto at levels comparable to those currently achieved by the Seller.

     3.19. PRODUCT WARRANTIES. SCHEDULE 3.19 sets forth copies of the written product warranties and guaranties by Seller currently in effect with respect to the Non-Alpha Products. To Seller's knowledge, there have not been any material deviations from such warranties and guaranties and no claims with respect to such product warranties and guaranties on products or services exist relating to the Business or any of the Purchased Assets, except for such claims with respect to product warranties or guaranties as could not reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets.

     3.20. BACKLOG.

          (a) SCHEDULE 3.20 sets forth, with respect to each Assumed Contract having unfilled backlog, the name of each customer, the dollar amount of backlog, any dollar amounts included which are unfunded by any customer in respect of undelivered orders, a brief description of the products and services to be provided, the proposed delivery dates therefor and any unexercised valid and subsisting options in the backlog giving a brief description of the Assumed Contracts to which they relate.

          (b) Except as set forth on SCHEDULE 3.20, all of the Assumed Contracts constituting the backlog of Seller as it relates to the Business were entered into in the ordinary course of business at usual and customary mark-ups at the time entered into and would be capable of performance in accordance with the terms and conditions of each such Contract by Seller, if it retained the Purchased Assets to be transferred and Assumed Liabilities to be assumed hereunder.

     3.21. CUSTOMER AND SUPPLIER RELATIONSHIPS. Except as set forth on SCHEDULE 3.21, since October 27, 1997, the Business has not lost, had a material disagreement with or experienced a material adverse change in its relationship with any material customer of or supplier to the Business, except for such losses, disagreements or adverse changes as could not reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets.

     3.22. REPRESENTATIONS REGARDING REAL PROPERTY. With respect to each of the parcels of real property (the "Property") which are part of the Purchased
Assets:

          (a) To the best of Seller's knowledge, there are no physical or mechanical defects in any of the improvements on the Property which would materially impair the intended use of this Purchased Asset, and all such improvements are in good operating condition and repair (subject to normal wear and tear);

          (b) Except as set forth on SCHEDULE 3.22(b), to the best of Seller's knowledge, the current use and operation of the Property are fully entitled, without restriction or conditions, and are in compliance with applicable codes, ordinances, rules, laws, regulations and requirements, including without limitation those applicable to subdivisions, construction of improvements, zoning, land use, public safety, Hazardous Substances and the Americans with Disabilities Act (collectively, "Property Laws"), except for such restrictions or conditions or such non-compliance as could not reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets, and Seller has received no notice of non-compliance with any Property Laws which has not been resolved;

          (c) To the best of Seller's knowledge, there are no zoning or other land-use regulation proceedings or any change or proposed change in any applicable Property Laws, which could detrimentally affect the use or operation of the Property, except for such proceedings, changes or proposed changes as could not reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets, and Seller has not received notice of any special assessment proceedings affecting the Property which have not been resolved.

          (d) To the best of Seller's knowledge, all water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by law or for the present use and operation of the Property are installed to the property lines of the Property, are all connected and operating pursuant to valid permits, are adequate to service the Property and to permit compliance with all Property Laws and the present usage of the Property, and are connected to the Property by means of one or more public or private easements extending from the Property to one or more public streets, public rights-of-way or utility facilities.

          (e) To the best of Seller's knowledge, Seller has obtained all approvals, easements and rights of way (and all such items are currently in full force and effect) required from private parties for the present use and operation of the Property and to ensure free and unimpeded vehicular and pedestrian ingress to and egress from the Property as required to permit the present usage of the Property.

          (f) Seller is the sole owner of good, marketable and insurable fee simple title to the Property, free and clear of all liens, security interests, covenants, conditions, rights-of-way, easements and encumbrances of any kind or character whatsoever, subject only to the matters shown on the Title Commitment, copies of which are attached hereto as Schedule 3.22(f)(1), and one or more Activity and Use Limitations recorded pursuant to Section 7.10 hereof.

          (g) Seller has not committed nor obligated itself in any manner whatsoever to sell the Property, or any portion thereof, to any party other than Buyer. Seller has not hypothecated or assigned any rents or income from the Property, or any portion thereof, in any manner except pursuant to secured financing to be assumed or discharged at Closing.

     3.23. FULL DISCLOSURE. To Seller's knowledge, the information contained in this Agreement and the Schedules and Exhibits with respect to the Business, the Purchased Assets, the Assumed Contracts and the transactions contemplated by this Agreement are true and correct in all material respects and do not omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser hereby represents and warrants to Seller as follows:

     4.01. EXISTENCE AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to carry on its business as now conducted and to own and operate its businesses as now owned and operated by it. Purchaser is not required to be qualified to conduct business in any state other than such states where the failure to be so qualified, whether singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on it. Purchaser has heretofore delivered to Seller complete and correct copies of its certificate of incorporation and bylaws as currently in effect.

     4.02. AUTHORIZATION AND ENFORCEABILITY. The execution, delivery and performance by Purchaser of this Agreement and the other Acquisition Documents, and the consummation of the transactions contemplated hereby and thereby, are within Purchaser's powers and have been duly authorized by all necessary corporate and stockholder action on its part. This Agreement has been and, when executed at the Closing, the other Acquisition Documents will have been, duly and validly executed by Purchaser and, assuming the due execution and delivery of this Agreement and the other Acquisition Documents by Seller, will constitute the legal, valid and binding agreements of Purchaser, enforceable against it in accordance with their respective terms.

     4.03. GOVERNMENTAL OR OTHER AUTHORIZATION. Except as set forth on SCHEDULE 4.03, the execution, delivery and performance by Purchaser of this Agreement and the other Acquisition Documents, and the consummation by it of the transactions contemplated hereby and thereby, require no Governmental Approval from any Governmental Authority or any consent, waiver or approval of any other Person (such required consents and approvals, the "Purchaser Approvals").

     4.04. NON-CONTRAVENTION. Except as set forth on SCHEDULE 4.04, the execution, delivery and performance of this Agreement and the other Acquisition Documents by Purchaser, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Purchaser, (b) assuming receipt of the Purchaser Approvals that are Governmental Approvals, contravene or conflict with or constitute a material violation of any provision of any Applicable Law binding upon or applicable to Purchaser or (c) assuming receipt of the Purchaser Approvals that are not Governmental Approvals, contravene or constitute a default under any material agreement to which Purchaser is a party.

     4.05. LITIGATION. There are no actions, suits, claims, hearings, arbitrations, audits or proceedings (public or private) (collectively, the "Proceedings") that have been brought or initiated by or against any Governmental Authority or any Person, or are pending or, to Purchaser's knowledge, threatened (a) by or against Purchaser, relating to the Business or any of the Purchased Assets or (b) that seek to enjoin, alter, or materially delay the transactions contemplated by this Agreement or any of the other Acquisition Documents.

     4.06. COMPLIANCE WITH APPLICABLE LAWS. Purchaser has not violated or infringed, and is not violating or infringing, in any material respect, any Applicable Law or any order, writ, injunction or decree of any Governmental Authority that could reasonably be expected to prevent or materially delay any of the transactions contemplated by this Agreement or any of the Acquisition Documents.

     4.07. PROJECTIONS. In connection with Purchaser's investigation of the Business and the Purchased Assets, Purchaser has received from Seller certain estimates, projections and other forecasts for the Business. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that Purchaser will not assert any claim against Seller or any of its Subsidiaries or Affiliates or any of their respective directors, officers, employees, agents or representatives or hold any of them liable, in connection with such estimates, projections and forecasts.

                                    ARTICLE V

                               COVENANTS OF SELLER

     Seller agrees that:

     5.01. OPERATION OF BUSINESS PRIOR TO CLOSING. Between the date hereof and the earlier of the termination of this Agreement pursuant to Article X hereof or Closing Date,

          (a) NEGATIVE COVENANTS. Seller covenants and agrees with Purchaser that, except (1) as contemplated by this Agreement, the Acquisition Documents and the Ancillary Agreements, or (2) with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, it shall not do any of the following with respect to the Business and the Purchased Assets other than in the ordinary course of business and after giving effect to the impact of the transactions contemplated by the Settlement Agreement and this Agreement:

               (i) sell or otherwise dispose of any material Purchased Assets, except Inventory, cancel any debts or claims involving any Person relating to the Business or Purchased Assets, or pledge, assign or otherwise convey, or cause any Lien to be placed upon any Purchased Asset;

               (ii) enter into any transaction with respect to any Purchased Asset, including any capital expenditure commitment;

               (iii) amend its Articles of Organization or Bylaws in any way that could reasonably be expected to have a Material Adverse Effect either on the Business and the Purchased Asset or on the prospects for consummating the transactions contemplated by this Agreement;

               (iv) permit its corporate existence or any Permit to be suspended, lapsed, revoked or modified in any way that could reasonably be expected to have a Material Adverse Effect on the Business and the Purchased Assets;

               (v) amend or terminate any Material Contract;

               (vi) except as would not be material, allow any insurance policy relating to the Business or any Purchased Asset to be amended or terminated without replacing such policy with a policy providing substantially equivalent coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;

               (vii) except as would not be material or except pursuant to any agreements disclosed in the Schedules or Exhibits or for normal salary adjustments consistent with past practice, increase any benefits payable, termination pay policies or employment agreements with any employee of the Business;

               (viii) make (through its officers) any representation or commitment to employees of the Business with respect Purchaser's intention to offer employment to any such employee or to the continued maintenance of any benefit plan after the Closing that is inconsistent with the provisions of the Human Resources Agreement;

               (ix) incur any indebtedness relating to the Business; and

               (x) enter into any license agreement with respect to any Non-Alpha Transferred IP Assets.

          (b) AFFIRMATIVE COVENANTS. Seller shall use all reasonable efforts, in the ordinary course of business and after giving effect to the impact of the transactions contemplated by the Settlement Agreement and this Agreement, to:

               (i) maintain its assets and properties used in the Business (including all Intellectual Property Rights), reasonable wear and tear, damage by fire and other casualty excepted;

               (ii) comply in all respects with all Applicable Laws affecting the Business, except for such noncompliance as could not reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets;

               (iii) properly and timely file all Tax Returns required to be filed and make timely payment of all applicable Taxes when due and pay the expenses of preparation therefor;

               (iv) take all actions reasonably necessary to be in material compliance with all Material Contracts, and to maintain the effectiveness of all Permits, except for such Permits the failure of which to maintain could not reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets;

               (v) notify Purchaser of any action, event, condition or circumstance, or group of actions, events, conditions or circumstances that results in, or could reasonably be expected at the time to result in, a Material Adverse Effect on the Business and Purchased Assets;

               (vi) pay accounts payable of the Business;

               (vii) preserve its relationships with suppliers to the Business and others having business relations with the Business;

               (viii) advise Intel Israel Ltd ("Intel Israel"), on a phase-by-phase basis, of the progress and eventual outcome of any negotiations held between Digital Equipment (DEC) Technical Center (Israel) Ltd ("DEC Israel") and the Government of Israel, through the Investment Center (the "I.C."), aimed at obtaining the I.C.'s consent (the "I.C. Consent") to the sale and transfer of the Purchased Assets situated in Israel to Intel Israel; and

               (ix) if the I.C. Consent shall be conditioned upon DEC Israel repaying to the I.C. all or any part of the grants received in the past by DEC Israel, Intel Israel shall pay to DEC Israel or the I.C., as the case may be, such amount as is provided for under the terms of the Israeli Asset Purchase Agreements.

          (c) COMMUNICATIONS WITH RESPECT TO BUSINESS OPERATIONS. Seller shall report to Purchaser as reasonably requested by Purchaser regarding the operations of the Business, including information on product developments and sales to the extent permitted by law, and developments in supplier relationships, as well as any other information that would be useful to Purchaser in keeping abreast of changes or proposed changes in the Business and the Purchased Assets.

     5.02. NO CONTINUING NEGOTIATIONS. Between the date hereof and the earlier of the termination of this Agreement and the Closing Date, neither Seller nor any Affiliate or Associate of Seller, nor any officer, director, employee or shareholder of Seller or any such Affiliate or Associate, nor any party acting on behalf of any of the foregoing, shall solicit or encourage, directly or indirectly, any inquiries, discussions or proposals, or enter into any discussions, negotiations or agreements with, or provide any confidential information to, any Person other than Purchaser and its representatives with respect to the transactions contemplated hereby or any sale, issuance, transfer or encumbrance of any kind of the Business or any of the Purchased Assets (each of the foregoing is referred to as a "Third Party Transaction"), other than sales of Inventory in the ordinary course of business consistent with past practice, as otherwise permitted by this Agreement, the Acquisition Documents or the Ancillary Agreements, or other than any inquiries, discussions, proposals, negotiations or agreements relating generally to the Seller (provided that the Seller shall use all reasonable efforts to preserve and effectuate this Agreement in connection with any such activity and any transaction resulting therefrom).

     5.03. NOTICES OF CERTAIN EVENTS. Seller shall promptly notify Purchaser of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with an Assumed Contract which is a Material Contract;

          (b) any material notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the other Acquisition Documents;

          (c) any material notice or other material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or

          (d) any actions, suits, claims, investigations or proceedings commenced or, to their knowledge threatened against, relating to or involving or otherwise affecting Seller, any of the Purchased Assets or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or that relate to the consummation of the transactions contemplated by this Agreement.

     5.04. SUPPLIER CUSTOMER INTRODUCTIONS. Seller shall use reasonable efforts, upon the reasonable request of Purchaser, to introduce Purchaser, or arrange for a personal introduction of Purchaser's representatives, to suppliers to and customers of the Business for the purpose of ensuring good supplier and customer relationships following the Closing.

     5.05. TRANSFER OF PERMITS. Seller will transfer to Purchaser on the Closing Date, to the extent transferable, all of its rights in and to all existing Permits for the operation of the Hudson, Massachusetts facility and will cooperate with Purchaser after the Closing Date in Purchaser's effort to finalize the transfer of and the issuance of additional Permits required by Purchaser to expand this facility.

     5.06. CERTIFICATE OF PERFORMANCE BY SELLER.

          (a) At the Closing, Seller shall deliver to Purchaser a certificate (the "Seller's Closing Certificate") signed by two duly authorized executive officers of Seller that shall set forth either: (1)(A) that Seller has performed and satisfied in all material respects each of its obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date, and (B) each of the representations and warranties of Seller contained herein or in any of the Acquisition Documents and in any Schedules or Exhibits hereto or thereto shall have been true and correct in all material respects and contained no knowing misstatements or omissions that would have made any such representations or warranties materially misleading when made, and such representations and warranties are true and correct in all material respects and contain no knowing misstatements or omissions that would make such representations and warranties materially misleading as of the Closing; or (2) any ways in which Seller may not have performed and satisfied in all material respects each of its obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date and any required modifications or amendments to such representations or warranties (including any Exhibits or Schedules thereto) required to make such representations or warranties true and correct in all material respects as of the Closing Date;

          (b) In the event that (i) any modification or amendment to a representation or warranty is required to be made in Seller's Closing Certificate, and (ii) such modification or amendment constitutes evidence of a knowing misrepresentation or omission to disclose a material fact by Seller prior to the Closing Date, and (iii) such knowing misrepresentation or omission has a material adverse impact on the transactions contemplated by this Agreement and the Settlement Agreement, taken as a whole, then the negotiation of a reevaluation of the transactions contemplated by this Agreement as provided in Section 7.09 hereof shall take place after the Closing and shall be accounted for at the time of the adjustment to the Initial Purchase Price as provided in Section 2.08(b) of this Agreement, as Purchaser's sole remedy at law and equity; and

          (c) In the event that (i) Seller shall not have performed and satisfied in all material respects each of its obligations under this Agreement required to be performed and satisfied by it on or prior to the Closing Date, or (ii) any modification or amendment to a representation or warranty shall be required to be made in Seller's Closing Certificate in order to make such representation or warranty true and correct in all material respects as of the Closing, but such modification or amendment does not result from a knowing misrepresentation or omission by Seller, then to the extent Seller's failure to perform and satisfy its obligations under this Agreement required to be performed or satisfied by it on or prior to the Closing Date or the misrepresentation or omission corrected by such modification or amendment gives rise to Damages to Purchaser, Purchaser's remedy shall be to proceed against Seller for breach in accordance with the provisions of Article IX of this Agreement, as Purchaser's sole remedy at law and equity.

     5.07. TRANSFER OF TANGIBLE MEDIA. Upon or promptly after the Closing, Seller shall deliver possession to Purchaser of at least one tangible copy of any and all software used in the Business that is either a Purchased Asset or licensed to Purchaser under the License Agreement.

     5.08. RELEASE OF MORAL RIGHTS Seller irrevocably waives and relinquishes, and agrees to indemnify and hold Purchaser harmless from and against any claim, action or proceeding in which Seller asserts, any "moral rights" or their equivalent arising under the law of any country anywhere in the world that Seller may possess with respect to any Non-Alpha Transferred IP Assets or any of Seller's Intellectual Property Rights licensed by Seller to Purchaser under the License Agreement other than the right of attribution.

                                   ARTICLE VI

                             COVENANTS OF PURCHASER

     Purchaser agrees that:

     6.01. NOTICES OF CERTAIN EVENTS. Purchaser shall promptly notify Seller of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the other Acquisition Documents;

          (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or

          (c) any actions, suits, claims, investigations or proceedings commenced or, to their knowledge threatened against, relating to or involving or otherwise affecting Purchaser, any of the Purchased Assets or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.05 or that relate to the consummation of the transactions contemplated by this Agreement.

     6.02. USE OF NAME. Anything herein to the contrary notwithstanding, no interest in or right to use the name "Digital Equipment Corporation" or any derivation thereof or any logo, trademark or trade name in which Seller has any interest (the "Retained Names and Marks") is being transferred to Purchaser pursuant to the transactions contemplated by this Agreement. The Purchaser agrees not to use any materials bearing Retained Names and Marks or sell, transfer or ship any inventory or products bearing Retained Names and Marks (i) unless requested to do so by Seller, (ii) to the extent displayed on any of the Purchased Assets at the Closing Date or (iii) as required under Assumed Contracts with customers for a period of up to the earlier of (A) [*]. Purchaser agrees that Seller shall have no Liability or responsibility for claims by third parties arising out of, or relating to, the use by Purchaser of any Retained Name or Mark after the Closing Date, other than for uses requested in writing by Seller and other than claims which are in respect of Excluded Liabilities, and Purchaser agrees to defend, indemnify and hold harmless Seller from any and all Claims that may arise out of the use thereof by Purchaser.

     6.03. CERTIFICATE OF PERFORMANCE BY PURCHASER.

          (a) At the Closing, Purchaser shall deliver to Seller a certificate (the "Purchaser's Closing Certificate") signed by two duly authorized executive officers of Purchaser that shall set forth either: (1)(A) that Purchaser has performed and satisfied in all material respects each of its obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date, and (B) each of the representations and warranties of Purchaser contained herein or in any of the Acquisition Documents and in any Schedules or Exhibits hereto or thereto shall have been true and correct in all material respects and contained no knowing misstatements or omissions that would have made any such representations or warranties materially misleading when made, and such representations and warranties are true and correct in all material respects and contain no knowing misstatements or omissions that would make such representations and warranties materially misleading as of the Closing; or (2) any ways in which Purchaser may not have performed and satisfied in all material respects each of its obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date and any required modifications or amendments to such representations or warranties (including any Exhibits or Schedules thereto) required to make such representations or warranties true and correct in all material respects as of the Closing Date.

          (b) In the event that (i) Purchaser shall not have performed and satisfied in all material respects each of its obligations under this Agreement required to be performed and satisfied by it on or prior to the Closing Date, or (ii) any modification or amendment to a representation or warranty shall be required to be made in Purchaser's Closing Certificate in order to make such representation or warranty true and correct in all material respects as of the Closing, but such modification or amendment does not result from a knowing misrepresentation or omission by Purchaser, then to the extent Purchaser's failure to perform and satisfy its obligations under this Agreement required to be performed or satisfied by it on or prior to the Closing Date or the misrepresentation or omission corrected by such modification or amendment gives rise to Damages to Seller, Seller's remedy shall be to proceed against Purchaser for breach in accordance with the provisions of Article IX of this Agreement, as Seller's sole remedy at law and equity.

                                   ARTICLE VII

                            COVENANTS OF ALL PARTIES

     7.01. EFFORTS TO CLOSE; CERTAIN FILINGS.

          (a) The parties agree to use their respective best efforts to cooperate with the requests of all Governmental Authorities in connection with the transactions contemplated by this Agreement and the other Acquisition Documents. Subject to the following sentence, the parties agree that they shall (i) cooperate in any investigation and promptly respond to any request for additional information issued by any domestic or foreign antitrust or equivalent enforcement agency and (b) defend the transactions contemplated by this Agreement and the Settlement Agreement in court or in any administrative Proceeding against any challenge to the legality thereof, including the prosecution of appeals. Without limiting the generality of the foregoing, neither party hereto shall be obligated to comply with any request by, or any requirement of the Federal Trade Commission (the "FTC"), the Department of Justice (the "DOJ") or any other governmental authority or enter into a consent decree or settlement with such agency which requires either party hereto to: (i) dispose of any assets or operations material to this transaction; or (ii) to comply with any material restriction on the manner in which they conduct their respective operations. The parties hereto agree to modify and amend this Agreement as necessary to implement a proposed settlement with an antitrust agency provided that such settlement is consistent with this Section 7.01.

          (b) The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement and the other Acquisition Documents. Without limiting the generality of the foregoing, Purchaser and its respective Affiliates and Associates (including any "ultimate parent entity", as defined in the HSR Act), and Seller and Seller's respective Affiliates and Associates (including any "ultimate parent entity", as defined in the HSR Act) shall, unless this Agreement shall have been terminated pursuant to Section 10.01, make all required or requested submissions, under the HSR Act or any analogous Applicable Law, if required. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers; PROVIDED, HOWEVER, that the parties hereto shall cooperate with each other in connection with the making of all such filings to the extent permitted by Applicable Law and by the Settlement Joint Defense Agreement between Seller and Purchaser dated November 3, 1997.

     7.02. FURTHER ASSURANCES. Each party hereto agrees to execute and deliver and, as reasonably requested by the other party, have their respective subsidiaries execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement, the Acquisition Documents and the Ancillary Agreements. From and after the Closing Date, each of Seller and Purchaser shall comply at its own expense with all conditions and requirements imposed on it as set forth in (a) the Required Governmental Approvals, to the extent necessary such that all such Governmental Approvals will remain in full force and effect assuming, if applicable, continued compliance of the terms thereof by the other party and (b) the

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

Required Contractual Consents to the extent necessary such that all such consents and approvals will remain effective and enforceable against the Persons giving such consents and approvals, assuming, if applicable, continued compliance with the terms thereof by the other party.

     7.03. PUBLIC ANNOUNCEMENTS. Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of the Exchange Act, NASDAQ or any national securities exchange as advised by counsel, in which case the parties shall use their reasonable efforts to consult with each other prior to issuing such a release or making such a statement.

     7.04. TAX MATTERS.

          (a) COOPERATION. The parties hereto agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, the Assumed Liabilities and the Business as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. The parties hereto shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.04(a).

          (b) ALLOCATION OF TAXES. All property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Within a reasonable period after the Closing, Seller and Purchaser shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 7.04(b), together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within thirty (30) days after delivery of such statement. Thereafter, Seller shall notify Purchaser upon receipt of any bill for personal property taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Purchaser who shall pay the same to the appropriate taxing authority, provided that if such bill covers any part of the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Purchaser payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that either Seller or Purchaser shall thereafter make a payment for which it is entitled to reimbursement under this Section 7.04(b), the other party shall make such reimbursement promptly, but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this
     Section 7.04(b) and not made within thirty (30) days after delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

          (c) RESPONSIBILITY FOR PAYMENT. Except as provided in Section 7.04(b), Seller shall pay as and when due any and all Liabilities for Taxes of or relating to the Purchased Assets and the Business (i) accrued with respect to all taxable periods of Seller ending on or before the Closing Date, (ii) accrued with respect to the Purchased Assets or the Business during all periods up to and including the Closing whether or not such periods are taxable periods or (iii) incurred and payable as a result of the transactions contemplated by this Agreement (including but not limited to any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Purchaser, and any

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

     recording or filing fees with respect thereto), except for the tax obligations provided for in Section 2.03(d) which Purchaser shall pay.

          (d) SALES TAX CERTIFICATES. Seller will cooperate with Purchaser in obtaining the appropriate certificates and other documents with respect to any sales and use tax liability arising in connection with the acquisition of the Purchased Assets.

     7.05. ALLOCATION OF PURCHASE PRICE. Purchaser and Seller hereby agree that the Purchase Price of the Purchased Assets (including the amount of the Assumed Liabilities) will be allocated within sixty (60) Business Days after the Closing Date. Purchaser and Seller agree to be bound by such allocation. Such allocation shall comply with Section 1060 of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder. Such allocation shall also be consistent with the statements of value contained in the Real Property Deeds. Subject to the requirements of any applicable tax law, all Tax Returns and reports including, without limitation, IRS form 8594, filed by the Purchaser and the Seller shall be prepared consistently with such allocation and neither the Purchaser nor the Seller shall take a position contrary thereto. In the event of any Purchase Price adjustment in accordance with Section 2.08 hereof, the Purchaser and the Seller agree to adjust such allocation to reflect such Purchase Price adjustment and to file consistently any tax returns and reports including, without limitation, IRS form 8594, required as a result of such Purchase Price adjustment. The foregoing allocation shall not affect Seller's obligation to pay and indemnify and hold Purchaser harmless from and against such Taxes arising prior to or on the Closing Date, or as a result of the transfer of the Purchased Assets to Purchaser, unless otherwise provided in this Agreement or in the Israeli Asset Purchase Agreements.

     7.06. CONFIDENTIALITY. Purchaser and Seller acknowledge and confirm that they have entered into a confidentiality agreement dated September 9, 1997, as amended (the "Confidentiality Agreement"), and that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, notwithstanding Purchaser's and Seller's entering into this Agreement and whether or not the transactions contemplated by this Agreement and the Settlement Agreement are consummated or terminated.

     7.07. ACCESS TO INFORMATION.

          (a) Subject to the provision of the Confidentiality Agreement, from the date hereof until the Closing Date, Seller hereto shall promptly (i) give Purchaser and its respective counsel, financial advisors, accountants, auditors and other authorized representatives reasonable access to the offices, properties, Books and Records relating to the Business and the Purchased Assets, upon reasonable prior notice, (but only in a manner that does not cause disruption to Seller's business activities and only in accordance with Seller's site security regulations then in effect), (ii) make available to Purchaser and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business and the Purchased Assets, as Purchaser may reasonably request and (iii) instruct its directors, officers, key employees, counsel, auditors and financial advisors to cooperate with Purchaser's directors, officers, key employees, counsel, financial advisors, auditors and other authorized representatives; provided, however, that if Seller reasonably believes that the disclosure of any information hereunder would violate any Applicable Law, then Seller shall be entitled not to disclosure such information, and the parties agree to negotiate in good faith alternative means of disclosure, if possible, that would not violate Applicable Law.

          (b) Seller agrees that from and after the Closing Date, it will permit Purchaser and its representatives, in accordance with the procedures set forth in paragraph 7.07(a) above, to have access to and to examine and take copies of its Books and Records which are not delivered to Purchaser pursuant hereto and which directly relate to the Business and the Purchased Assets occurring prior to the Closing or to transactions or events occurring subsequent to the Closing which arise out of transactions or events occurring prior to the Closing. All Books and Records of the Seller relating to the Business and the Purchased Assets as conducted by Seller before the Closing Date and not delivered to Purchaser pursuant hereto will be preserved by Seller for a period of not less than seven years following the Closing Date, or such longer period as may be required by Applicable Law; provided, however, that Seller shall provide

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

     written notice to Purchaser after the expiration of such seven year period if Seller desires to dispose of or destroy such Books and Records and shall provide Purchaser with the right to copy or take possession of such Books and Records.

          (c) Purchaser agrees that from and after the Closing Date, it will permit Seller and its representatives, in accordance with the procedures set forth in paragraph 7.07(a) above, to have access to and take copies of all Books and Records of Seller which are delivered to Purchaser pursuant to this Agreement. All such Books and Records delivered to Purchaser will be preserved by Purchaser for a period of not less than seven years following the Closing Date, or such longer period as may be required by Applicable Law; provided, however, that Purchaser shall provide written notice to Seller after the expiration of such seven year period if Purchaser desires to dispose of or destroy such Books and Records and shall provide Seller with the right to copy or take possession of such Books and Records.

     7.08. LEASE AGREEMENT AND TRANSITION SERVICES AGREEMENT.

          (a) Purchaser and Seller agree to negotiate in good faith prior to the Closing a Lease Agreement pursuant to which Purchaser shall lease to Seller commercial space after the Closing Date at Seller's Hudson, Massachusetts facility on reasonable commercial terms to accommodate the Alpha Employees until relocated.

          (b) Purchaser and Seller understand and agree that it will be in the interests of both parties to establish arrangements whereby each shall provide various services to the other on a transitional basis (hereinafter, "Transition Services") following the Closing Date and in furtherance of the purposes and intent of the transactions described in the Acquisition Agreements and the Ancillary Agreements to be executed and delivered between the parties on the Closing Date. Purchaser and Seller understand that the exact nature and scope of the Transition Services cannot as of the date hereof be determined with specificity or completeness, and that such determinations will in part be dependent upon the actual scheduling of the Closing Date and other factors, and that particular Transition Services may be identified before and after the Closing Date. Purchaser and Seller agree to meet and confer on a timely basis, and from time to time, to negotiate and enter into a Transition Services Agreement to provide for the delivery of and payment for Transition Services. Purchaser and Seller agree that it is their mutual intention to facilitate the delivery of Transition Services on reasonable terms and conditions, and to accommodate the addition of Transition Services following the Closing Date as the usefulness and facilitation to provide such services is identified.

     7.09 KNOWING MISREPRESENTATION OR OMISSION. If there is evidence of a knowing misrepresentation or omission to disclose a material fact by Seller's management to Purchaser's management prior to the Closing Date, and such misrepresentation has a material adverse impact on the transaction contemplated by this Agreement and the Settlement Agreement, taken as a whole, Purchaser and Seller agree in good faith to negotiate a revaluation of the transactions contemplated by this Agreement and the Settlement Agreement that accounts for the impact of such material misrepresentation.

     7.10 ENVIRONMENTAL MATTERS. Seller and Purchaser have identified the presence of certain environmental contamination at the Seller's Hudson, Massachusetts property (the "Hudson Property") arising out of uses of the Hudson Property prior to Seller's ownership and requiring further investigation and clean-up under Environmental Laws (the "Identified Environmental
Contamination"). For purposes of the agreements in this Section 7.10, the Identified Environmental Contamination shall be limited to the contaminants and geographic areas (the "Sites") set forth in the Summary of Identified Environmental Contamination attached hereto as SCHEDULE 7.10. Seller and Purchaser agree that the Identified Environmental Contamination shall be addressed as follows:

          (a) Seller will develop a plan (the "Plan") to conduct all response actions required under the Massachusetts Contingency Plan, 310 CMR 40.0000 ET SEQ. ("MCP"), in order to obtain one or more Response Action Outcomes ("RAOs") under the MCP for the Sites consistent with the Seller's activities on

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

     and uses of the Property (the "Response Actions"), which Plan may include the implementation of one or more Activity and Use Limitations (as defined in the MCP) as will not interfere with manufacturing activities consistent with Seller's present use of the Hudson Property.

          (b) Seller will commence implementation of the Plan prior to Closing and will use diligent efforts to complete the Response Actions prior to Closing. After Closing, Purchaser agrees to provide to Seller responsible access to the Property, if necessary, to complete any and all work associated with the completion of the Response Actions and obtaining the RAOs. Purchaser agrees further to cooperate with Seller in satisfying any recording and filing requirements in connection with the RAOs.

          (c) Seller shall be responsible for all costs associated with implementation of the Plan and completion of the Response Actions.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

     8.01. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the Closing are subject to the satisfaction or waiver of each of the following conditions:

          (a) SELLER'S CLOSING CERTIFICATE. Purchaser shall have received Seller's Closing Certificate.

          (b) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

          (c) ADDITIONAL FACILITY PERMIT. Seller shall have obtained and transferred to Purchaser a Permit necessary to authorize the Hudson, Massachusetts facility to discharge no less than 600,000 gallons per day of waste water to publicly-owned wastewater treatment facilities.

          (d) LITIGATION. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court or other Governmental Authority preventing the transfers contemplated hereby or the consummation of the Closing, shall be in effect as of the Closing Date, and no proceeding by any court or other Governmental Authority seeking to restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing shall be pending as of the Closing Date, except for such proceedings which, if concluded successfully by such court or Governmental Authority, could not reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets.

          (e) ACQUISITION DOCUMENTS; ANCILLARY AGREEMENTS. All Acquisition Documents and Ancillary Agreements to which Seller or Seller's subsidiaries are a party shall have been duly executed and delivered to Purchaser.

          (f) OPINIONS OF COUNSEL. Purchaser shall have received an opinion of counsel from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Seller, dated the Closing Date and an opinion from Seller's Assistant General Counsel, dated the Closing Date in form and substance as reasonably agreed to by Purchaser and Seller.

     8.02. CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the Closing are subject to the satisfaction or waiver of each of the following conditions:

          (a) PURCHASER'S CLOSING CERTIFICATE. Seller shall have received Purchaser's Closing Certificate.

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

          (b) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

          (c) LITIGATION. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court or other Governmental Authority preventing the transfers contemplated hereby or the consummation of the Closing, shall be in effect as of the Closing Date, and no proceeding by any court or other Governmental Authority seeking to restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing shall be pending as of the Closing Date, except for such proceedings which, if such court or Governmental Authority, could not reasonably be expected to have a Material Adverse Effect on the Business and Purchased Assets.

          (d) ACQUISITION DOCUMENTS; ANCILLARY AGREEMENTS. All Acquisition Documents and Ancillary Agreements to which Purchaser or Purchaser's subsidiaries are a party shall have been duly executed and delivered to Seller.

          (e) OPINION OF COUNSEL. Seller shall have received an opinion of counsel from Gibson, Dunn & Crutcher LLP, counsel to Purchaser, dated the Closing Date and an opinion from Purchaser's General Counsel, dated the Closing Date, in form and substance as reasonably agreed to by Purchaser and Seller.

                                   ARTICLE IX

                                 INDEMNIFICATION

     9.01. AGREEMENT TO INDEMNIFY.

          (a) PURCHASER INDEMNITEES. Purchaser and its Affiliates, and each officer, director, shareholder, employee, representative and agent of all of the foregoing (collectively, the "Purchaser Indemnitees"), shall each be indemnified and held harmless to the extent set forth in this Article IX by Seller with respect to any and all Damages incurred by any Purchaser Indemnitee as a proximate result of: (1) an inaccuracy or misrepresentation in the representations and warranties in this Agreement or any other Acquisition Document, or any breach of any covenant or agreement made in this Agreement or any other Acquisition Document (including any Exhibits (other than the Ancillary Agreements) and Schedules hereto and thereto), by Seller; (2) any Excluded Liabilities; and (3) any Non-Alpha Products' (conforming strictly to Seller's designs as of the Closing Date) made, used, imported, or sold by or on behalf of Purchaser, infringing any patent of any third party ("Third Party Patent Claims"), provided that Seller shall have no indemnification obligations hereunder with respect to any Non-Alpha Product of a design that has been enhanced or modified after the Closing Date other than a minor modification that Purchase can demonstrate is actually necessary solely for migrating to another fabrication process; and (4) Non-Alpha Products' or future generations thereof made, copied, displayed, used, performed, imported, sold, offered for sale, distributed or otherwise disposed of by or on behalf of Purchaser, infringing any copyrights or mask work rights, or misappropriating trade secrets of any third party ("Third Party Non-Patent IP Rights") where such action or claim is based solely on Seller's infringement or misappropriation of such Third Party Non-Patent IP Rights prior to the Closing Date ("Third Party Non-Patent IP Claims"); provided that Seller shall have no indemnification obligation hereunder with respect to any such action or claim to the extent such action or claim is based on any addition, modification or combination made, utilized or implemented by Purchaser that was not part of, or utilized in connection with the making, copying, displaying, using, performing, importing, selling, offering for sale, distributing or disposing of, any Non-Alpha Product prior to the Closing Date.

          (b) SELLER INDEMNITEES. Seller and its Affiliates, and each officer, director, shareholder, employee, representative and agent of all of the foregoing (collectively, the "Seller Indemnitees"), shall each be indemnified and held harmless to the extent set forth in this Article IX by Purchaser, with respect to any and all Damages incurred by any Seller Indemnitee as a proximate result of (1) an inaccuracy or misrepresentation in the representations and warranties made in this Agreement or in any other Acquisition Document, or any breach of any covenant or agreement in this Agreement or any other Acquisition Document (including any Exhibits (other than the Ancillary Agreements) and Schedules hereto and thereto), by Purchaser; and (2) any Assumed Liabilities.

          (c) EFFECT OF INJUNCTION. If Purchaser's use of any of the Non-Alpha Transferred IP Assets is enjoined in any lawsuit with respect to Third Party Rights or, if in Seller's reasonable opinion, the use of any of the Non-Alpha Transferred IP Assets is likely to be enjoined in a lawsuit, Seller shall, at its option and expense, either (a) procure for Intel the right to use such Non-Alpha Transferred IP Assets or (b) modify any such Non-Alpha Transferred IP Assets to render it noninfringing, while maintaining substantially equivalent functionality and quality, and supply to Purchaser such Non-Alpha Transferred IP Assets.

          (d) EQUITABLE RELIEF. Nothing set forth in this Article IX shall be deemed to prohibit or limit any Purchaser Indemnitee's or Seller Indemnitee's right at any time before, on or after the Closing Date, to seek injunctive or other equitable relief for the failure of any Indemnifying Party to perform or comply with any covenant or agreement contained herein.

     9.02. INDEMNIFICATION PAYMENTS AND SURVIVAL.

          (a) No action may be brought by an Indemnitee with respect to any indemnifiable claim under this Article IX more than twelve (12) months after the Closing Date, except that (i) claims, if any, asserted in writing prior to twelve (12) months after the Closing Date identified as a claim for indemnification pursuant to this Article IX shall survive until finally resolved and satisfied in full, (ii) actions for Damages in respect of Taxes may be brought at any time prior to the expiration of the statute of limitations with respect to such Taxes, (iii) actions for Damages with respect to either Purchaser or Seller Environmental Liabilities may be brought at any time within thirty-six (36) months after the Closing Date,
     (iv) actions may be brought at any time for Damages (A) resulting from any fraudulent misrepresentation intentionally made in order to induce a party to enter into this Agreement, (B) by Seller, in respect of any claim asserted against Seller by a third party in respect of any Assumed Liability or (C) by Purchaser, in respect of any Claim asserted against Purchaser by a third party in respect of any Excluded Liability, (v) actions for Damages with respect to Third Party Patent Claims may be brought at any time within 18 months after the Closing Date, and (vi) actions for Damages with respect to Third Party Non-Patent IP Claims may be brought at any time within 48 months after the Closing Date. Each covenant and agreement contained herein shall survive until performed in accordance with its terms.

          (b) Except as provided in Section 9.02(d), no claim may be made against an Indemnifying Party pursuant to its indemnification obligations set forth in this Article IX with respect to any individual item of Damage unless and until the aggregate of all such Damages actually incurred by the Indemnitee exceeds $25,000,000 (the "THRESHOLD AMOUNT"), and the Indemnitee's rights to indemnification hereunder shall only be with respect to such amounts in excess of the Threshold Amount. In the case of any claim for indemnification made by the Indemnitee to the Indemnifying Party in which the Indemnitee asserts for the first time that the Threshold Amount has been or will be exceeded after or upon satisfaction of the claim for which the Indemnitee seeks indemnification, the Indemnitee shall set forth in reasonable detail the Damages, including the basis therefor, which have exceeded or which together with the claim being made, will exceed the Threshold Amount. The Indemnifying Party's obligation to indemnify the Indemnitee and hold it harmless under Section 9.01 with respect to Damages other than with respect to either Purchaser or Seller Environmental Liabilities, as the case may be, shall in no event exceed an amount equal to $500,000,000. The Indemnifying Party shall not be obligated for any indirect, special or consequential damages incurred by the Indemnitee.

          (c) For purposes of determining the amount of Damages incurred by an Indemnitee, such Damages shall be net of any insurance payment actually received by the Indemnitee in compensation for the same Damages for which indemnification is sought and shall be reduced by the amount of any tax benefits to be realized by the Indemnitee with respect to the matter which was the basis for the Damages for which indemnification is sought.

          (d) Notwithstanding the provisions of Section 9.02(b), the Threshold Amount shall not apply (i) to claims by Purchaser with respect to Excluded Liabilities, (ii) to claims by Seller with respect to Assumed Liabilities,
     (iii) to claims by either party with respect to Losses on Disposition, (iv) to claims by either party with respect to the Lease Agreement or the Transition Services Agreement and (v) claims for indemnification by Seller against Purchaser with respect to Section 6.02 of this Agreement.

          (e) Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 10.02, except in the case of fraud, willful misconduct or intentional misrepresentation, the indemnity provisions of this Article IX shall be the sole and exclusive remedy of each party against the other for breach of the representations and warranties made in this Agreement or in any other Acquisition Document, or any breach of any covenant, agreement or obligation made in this Agreement or any other Acquisition Document.

          (f) The survival periods and rights to indemnification provided for in this Article IX shall remain in effect, notwithstanding any investigation at any time by or on behalf of any party hereto or any waiver of any party hereto of any condition to such party's obligation to consummate the transactions contemplated hereby.

     9.03. CLAIMS FOR INDEMNIFICATION. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article IX in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly, but within the periods specified by Section 9.02, shall not adversely affect such Indemnitee's right to indemnification hereunder unless and only to the extent that such failure adversely affects the Indemnifying Party's ability to reasonably defend such claim. Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the thirty (30) Business Day period referred to in the next sentence to dispute or deny such claim. The Indemnifying Party shall have thirty (30) Business Days following its receipt of such notice either to (a) acquiesce in such claim by giving such Indemnitee written notice of such acquiescence or (b) object to the claim by giving such Indemnitee written notice of the objection. If (i) Indemnitee's notice clearly states that a failure by the Indemnifying Party to object to the claim within thirty (30) Business Days following its receipt shall entitle the Indemnitee to be indemnified, and (ii) the Indemnifying Party does not respond within such thirty (30) Business Day period, such Indemnitee shall be entitled to be indemnified for all Damages reasonably and proximately incurred by such Indemnitee in respect of such claim subject to the limitations set forth in Section 9.02. If (i) the Indemnitee's notice does not clearly state that a failure by the Indemnifying Party to object to the claim within thirty
(30) Business Days following its receipt shall entitle the Indemnitee to be indemnified, and (ii) the Indemnifying Party does not respond within such thirty
(30) Business Day period, Indemnitee claim shall be deemed rejected. If the Indemnifying Party objects to such claim in a timely manner, and such Indemnitee and the Indemnifying Party are unable to resolve their dispute within ten (10) Business Days following delivery of such objection (or such additional period of time as may be mutually agreed to by such Persons), the claim shall be submitted immediately to dispute resolution pursuant to Section 11.11.

     9.04. DEFENSE OF CLAIMS. In connection with any claim that may give rise to indemnity under this Article IX resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may but shall not be obligated to (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, assume the defense of any such claim or Proceeding if the Indemnifying Party with respect to such claim or Proceeding acknowledges to the Indemnitee the Indemnitee's right to indemnity pursuant hereto to the extent provided herein and provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim to the extent provided herein if such claim or Proceeding is decided adversely. If the Indemnifying Party assumes the defense of any such claim or Proceeding, the Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Party shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.04, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of such Indemnitee; PROVIDED, HOWEVER, that the Indemnifying Party shall, subject to the provisions of Section 9.01, pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; PROVIDED FURTHER, that the Indemnifying Party shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and PROVIDED FURTHER, that a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, directors, officers, employees and agents with respect to such claim, including any reasonably foreseeable collateral consequences thereof. Such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, directors, officers, employees and agents to, cooperate fully with the Indemnifying Party in the defense of any claim or Proceeding being defended by the Indemnifying Party pursuant to this Section
9.04. If the Indemnifying Party does not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 9.04, such Indemnitee may defend against such claim or Proceeding in such manner as it may deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnifying Party, on such terms as such Indemnitee may deem appropriate. If the Indemnifying Party is ultimately adjudged liable and seeks to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner.

                                    ARTICLE X

                                   TERMINATION

     10.01. GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a) By mutual written agreement of Seller and Purchaser; or

          (b) By Seller or Purchaser at any time after June 30, 1998 (the "Outside Date") upon five (5) days' written notice to the other party.

     10.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement, except for the provisions of Article IX, this Section 10.02 and Article XI, shall become void and of no further force or effect, without any liability on the part of any party or its directors, officers, employees, representatives or shareholders. Nothing in this
Section 10.02 shall relieve any party to this Agreement of Liability for breach of this Agreement.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.01. NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if mailed, two (2) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

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

         if to Purchaser, to:

         Intel Corporation
         5000 West Chandler Boulevard
         Mail Stop CH5-201
         Chandler, AZ  85226
         Attention:        Craig R. Barrett
         Telephone:        (602) 554-5978
         Telecopy:         (602) 893-7755

         with copies to:

         Intel Corporation
         2200 Mission College Drive
         Mail Stop SC4 203
         Santa Clara, CA  95052
         Attention:        Thomas Dunlap, General Counsel
         Telephone:        (408) 765-1125
         Telecopy:         (408) 765-1859

         and

         Gibson, Dunn & Crutcher LLP
         One Montgomery Street
         Telesis Tower
         San Francisco, California  94104
         Attention:        William L. Hudson, Esq.
         Telephone:        (415) 393-8200
         Telecopy:         (415) 986-5309

         if to Seller, to:

         Digital Equipment Corporation
         111 Powder Mill Road
         Maynard, Massachusetts  01754
         Attention:        Robert E. Caldwell
         Telephone:        (978) 568-5036
         Telecopy:         (978) 588-4088

         with copies to:

         Digital Equipment Corporation
         111 Powder Mill Road
         Maynard, Massachusetts  01754
         Attention:        Thomas C. Siekman, Senior Vice President
                           and General Counsel
         Telephone:        (978) 493-4422
         Telecopy:         (978) 493-7310

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

         and

         Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
         One Financial Center
         Boston, Massachusetts  02111
         Attention:        Andrew Urban, Esq.
         Telephone:        (617) 542-6000
         Telecopy:         (617) 542-2241

     Any party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     11.02. AMENDMENTS; WAIVERS.

          (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No waiver by a party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise specifically provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided under Applicable Law.

     11.03. EXPENSES. All costs and expenses incurred in connection with this Agreement and the other Acquisition Documents and in closing and carrying out the transactions contemplated hereby and thereby shall be paid by the party incurring such cost or expense; PROVIDED, HOWEVER, that the filing fee in respect of the HSR Filings shall be borne equally by the parties hereto regardless of who is required to pay such fee under the HSR Act.

     11.04. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, which approval shall not be unreasonably withheld, provided that Purchaser may assign its rights and obligations to one or more wholly owned subsidiaries subject to Purchaser's guarantee of such subsidiary's or subsidiaries' performance of any such obligations. Notwithstanding the foregoing, an assignment of this Agreement made, or deemed to be made, as a consequence of any business combination transaction, whether carried out as a sale of assets, merger, sale of stock or any other combination thereof or similar transaction, by either party shall be permitted without the other party's consent.

     11.05. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Delaware.

     11.06. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

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